SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒   Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive proxy statement.

☐	Definitive additional materials.

☐	Soliciting material under § 240.14a-12.

Medco Health Solutions, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-(6)(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies.

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

David B. Snow, Jr. Chairman & CEO	Medco Health Solutions, Inc. 100 Parsons Pond Drive Franklin Lakes, NJ 07417

April 16, 2007

Dear Shareholders:

On behalf of the Board of Directors of Medco Health Solutions, Inc., I cordially invite you to attend our 2007 Annual Meeting of Shareholders, which will be held on Thursday, May 24, 2007 at 10:00 a.m. at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677.

The purposes of this meeting are to (i) elect two directors; (ii) amend our certificate of incorporation to provide for the phase-in of the annual election of directors; (iii) approve the 2007 Employee Stock Purchase Plan; (iv) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and (v) act upon such other matters as may properly come before the Annual Meeting. Our Board of Directors recommends that you vote FOR each of the agenda items described herein. You will find attached a Notice of 2007 Annual Meeting of Shareholders and a Proxy Statement that contain more information about these proposals.

You will also find enclosed a Proxy Card appointing proxies to vote your shares at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, please mark, sign, date and return your Proxy Card in the enclosed postage-paid envelope, or vote via telephone or the Internet, as soon as possible. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person at the Annual Meeting.

Thank you for your confidence and continued interest in Medco.

Sincerely,

David B. Snow, Jr.

Chairman of the Board and

Chief Executive Officer

Medco Health Solutions, Inc.

100 Parsons Pond Drive

Franklin Lakes, New Jersey 07417

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Medco Health Solutions, Inc., a Delaware corporation (the “Company”), will be held at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677, on May 24, 2007 at 10:00 a.m., for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

(1) To elect two Class I directors to the Board of Directors, to serve until the 2010 Annual Meeting of Shareholders or until their respective successors shall have been duly elected and qualified;

(2) To amend our Second Amended and Restated Certificate of Incorporation to provide for the phase-in of the annual election of directors;

(3) To approve the 2007 Employee Stock Purchase Plan;

(4) To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 29, 2007; and

(5) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on March 29, 2007 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, please mark, sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. You also have the option of voting your shares on the Internet or by telephone. Should you receive more than one Proxy Card because your shares are registered in different names and addresses, each Proxy Card should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy in the manner described in the Proxy Statement at any time prior to it being voted at the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will automatically be revoked, and only your vote at the Annual Meeting will be counted.

The accompanying Proxy Statement and Proxy Card are being mailed beginning on or about April 16, 2007 to shareholders entitled to vote. The Company’s 2006 Annual Report to Shareholders is also being mailed with the Proxy Statement.

By Order of the Board of Directors,

David S. Machlowitz

Senior Vice President,

General Counsel and Secretary

Franklin Lakes, New Jersey

April 16, 2007

GENERAL	1
Admission to the Annual Meeting	1
Electronic Access to the Annual Meeting	1
Voting	2
Tabulation of Votes	2
Proxies	3
Other Matters	3
Solicitation	4
Householding	4
Shareholder Meetings and Advance Notice Requirements for Shareholder Nominations and Proposals	4
Deadline for Receipt of Shareholder Proposals	5
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING	6
Proposal 1. Election of Directors	6
Proposal 2. Amendment to the Company’s Second Amended and Restated Certificate of Incorporation to Provide for the Phase-in of the Annual Election of Directors	12
Proposal 3. Approval of the 2007 Employee Stock Purchase Plan	14
Proposal 4. Ratification of Independent Registered Public Accounting Firm	19
OWNERSHIP OF SECURITIES	21
INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS	23
COMPENSATION DISCUSSION AND ANALYSIS	26
COMPENSATION COMMITTEE REPORT	36
EXECUTIVE COMPENSATION	37
DIRECTOR COMPENSATION	49
AUDIT COMMITTEE REPORT	51
RELATED PARTY TRANSACTIONS	53
STATEMENT ON CORPORATE GOVERNANCE	55
OTHER MATTERS	58

Medco Health Solutions, Inc.

100 Parsons Pond Drive

Franklin Lakes, New Jersey 07417

PROXY STATEMENT

MAY 24, 2007 10:00 a.m.

ANNUAL MEETING OF SHAREHOLDERS

GENERAL

This Proxy Statement is furnished to the shareholders of record of Medco Health Solutions, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company, for use at the Annual Meeting of Shareholders to be held on May 24, 2007 (the “Annual Meeting”). The Annual Meeting will be held at 10:00 a.m. at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677. These proxy solicitation materials are first being mailed on or about April 16, 2007 to all shareholders entitled to vote at the Annual Meeting.

Admission to the Annual Meeting

Only record or beneficial owners of the Company’s common stock (“Common Stock”) may attend the Annual Meeting in person. You will need an admission ticket or proof of ownership to enter the Annual Meeting. An admission ticket is attached to your proxy card if you hold shares directly in your name as a shareholder of record. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Annual Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record, you must present proof of your ownership of Common Stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Common Stock, to:

Investor Relations Department

Medco Health Solutions, Inc.

100 Parsons Pond Drive, E1-7

Franklin Lakes, New Jersey 07417

Shareholders also must present a form of photo identification, such as a driver’s license, in order to be admitted to the Annual Meeting. No cameras, recording equipment, large bags or packages will be permitted in the Annual Meeting.

Electronic Access to the Annual Meeting

You may listen to the Annual Meeting via the Internet through the Investor Relations link on the Company’s website at www.medco.com/investor. Please go to the Company’s website early to register and download any necessary audio software.

Voting

Shareholders may vote using any of the following methods:

By mail

Complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

By telephone or on the Internet

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.proxyvote.com. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 pm. Eastern Daylight Time on May 23, 2007. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

In person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Tabulation of Votes

The specific proposals to be considered and acted upon at the Annual Meeting are listed in the accompanying Notice of 2007 Annual Meeting of Shareholders and are described in more detail in this Proxy Statement. As of March 29, 2007, the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, 280,140,743 shares of Common Stock, par value $0.01, were issued and outstanding. No shares of the Company’s preferred stock, par value $0.01, were outstanding. Each shareholder is entitled to one vote for each share of Common Stock held by such shareholder on March 29, 2007. Shareholders may not cumulate votes in the election of directors.

The presence in person or by proxy of the holders of a majority of the outstanding shares of stock entitled to vote on a matter at the Annual Meeting is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. The inspector of election appointed for the meeting will separately tabulate all affirmative and negative votes, abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

If a quorum is present, the two nominees who receive the greatest number of votes properly cast will be elected as Class I directors. Neither abstentions nor broker non-votes will have any effect on the outcome of voting with respect to the election of directors.

Proposals other than for the election of directors shall be approved by the affirmative vote of the holders of a majority of the shares of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will be counted towards the tabulations of votes cast on these proposals and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such a proposal has been approved. If you hold shares through a broker, follow the voting instructions you receive from the broker. Please note that banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on the election of directors and the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm.

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their proxy cards. Such comments are then forwarded to the Company’s management.

Representatives of Automatic Data Processing, Inc. will tabulate the votes and act as inspectors of election.

Proxies

If the enclosed Proxy Card is properly signed and returned, then the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy Card does not specify how the shares represented thereby are to be voted, then the shares represented thereby will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld, and, if no contrary instructions are given, the shares represented thereby will be voted FOR the proposed amendment to the Company’s certificate of incorporation, FOR the proposed 2007 Employee Stock Purchase Plan, and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm. The shares represented by a proxy will be voted as the proxy holders deem advisable for all other matters as may properly come before the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting by filing a notice of revocation or another signed Proxy Card dated with a later date with the Secretary of the Company, at the Company’s principal executive offices at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Participants in the Medco Health Solutions, Inc. 401(k) Savings Plan will receive from the plan trustee separate voting instruction cards covering their shares held in the plan. The plan trustee will not vote shares for which no voting instructions are received from plan participants. Shares purchased through a Medco Health Solutions, Inc. employee stock purchase plan, including the employee stock purchase program maintained for employees of Accredo Health, Incorporated (“Accredo”) under the Accredo Health, Incorporated 2002 Long-Term Incentive Plan (the “Accredo Plan”), are held in brokerage accounts and are treated the same as other beneficially owned shares.

Other Matters

If any additional matters are properly presented at the Annual Meeting for consideration, the proxies appointed by the Board of Directors will have the discretion to vote on those matters on behalf of those shareholders for whom they hold proxies.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy Card and any additional solicitation materials furnished to the shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. The Company has engaged Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee not to exceed $2,500, plus expenses.

Householding

The Company has adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, beneficial shareholders who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of the Company’s annual report and proxy statement unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies. This procedure reduces the Company’s printing costs and postage fees, and minimizes waste. Each shareholder who participates in householding will continue to receive a separate Proxy Card. Your consent to householding is perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free at (800) 542-1061, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the proxy materials.

Shareholder Meetings and Advance Notice Requirements for Shareholder Nominations and Proposals

The Company’s Second Amended and Restated Certificate of Incorporation provides that special meetings of holders of Common Stock may be called only by the Company’s Chairman of the Board of Directors, President, Chief Executive Officer or a majority of the Board of Directors and may not be called by holders of the Company’s Common Stock.

The Company’s bylaws require that advance notice be delivered to the Company of any business to be brought by a shareholder before an annual or special meeting of shareholders, and provide for procedures to be followed by shareholders in nominating persons for election to the Company’s Board of Directors. In the case of an annual meeting, shareholders generally are required to give written notice of a nomination or proposal to the Secretary of the Company no later than 90 days but no earlier than 120 days before the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, a shareholder must give notice of a nomination or proposal no earlier than 120 days prior to the new meeting date and no later than 90 days prior to the new meeting date or 10 days after the date on which the meeting is first announced publicly.

For special meetings, only business set forth in the notice of that special meeting may be conducted. If the Company’s Board of Directors determines that directors are to be elected at a special meeting, nominations for the election of directors at that special meeting will be permitted to be made only by the Company’s Board of Directors or by a shareholder who is a shareholder at the time notice is given and who will be entitled to vote at that special meeting. If the Company calls a special meeting of shareholders to elect directors, a shareholder must give notice of a nomination to the Secretary of the Company no earlier than 120 days prior to the special meeting and no later than 90 days prior to the special meeting or the 10th day after notice of the meeting.

With regard to either an annual or a special shareholder meeting, a shareholder’s notice to the Secretary of the Company is required to include specific information regarding the shareholder giving the notice, the director nominee or other business proposed by the shareholder, as applicable.

Deadline for Receipt of Shareholder Proposals

Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2008 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices no later than December 17, 2007 in order that they may be included in the Proxy Statement and Proxy Card relating to that meeting. Proposals should be sent to Medco Health Solutions, Inc., 100 Parsons Pond Drive, Mail Stop F3-16, Franklin Lakes, New Jersey 07417, Attention: Corporate Secretary. In addition, any proposal for consideration at the 2008 Annual Meeting of Shareholders submitted by a shareholder outside of the processes of Rule 14a-8 will be considered untimely unless it is received by the Secretary of the Company by February 25, 2008, but no earlier than January 25, 2008. The proxy solicited by the Board of Directors for the 2008 Annual Meeting of Shareholders will confer discretionary authority to vote as the proxy holders deem advisable on such shareholder proposals that are considered untimely.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Proposal 1. Election of Directors

General

The Company’s Second Amended and Restated Certificate of Incorporation currently provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, each class consisting, as nearly as possible, of one-third of the total number of directors. At the annual meeting of shareholders in the year in which the term of a class of directors expires, director nominees in such class will stand for election for three-year terms. With respect to each class, a director’s term will continue until the election and qualification of such director’s successor, or the earlier death, resignation or removal of such director.

The number of directors that shall constitute the whole Board is nine, as determined by resolution of the Board in accordance with the Company’s Second Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws. The Board currently consists of nine persons, as follows:

Class I (current term ends upon the 2007 Annual Meeting of Shareholders)	Class II (current term ends upon 2008 Annual Meeting of Shareholders)	Class III (current term ends upon 2009 Annual Meeting of Shareholders)
Howard W. Barker, Jr., CPA	John L. Cassis	Lawrence S. Lewin
David B. Snow, Jr.	Michael Goldstein, CPA	Charles M. Lillis, Ph.D.
	Blenda J. Wilson, Ph.D.	Edward H. Shortliffe, M.D., Ph.D.
David D. Stevens

The term of office for the two Class I directors listed above, Howard W. Barker, Jr., and David B. Snow, Jr., expires at the Annual Meeting. The Board has selected Mr. Barker and Mr. Snow as the nominees for the Class I directors to be elected at the Annual Meeting. Brian L. Strom, M.D., M.P.H., resigned from the Board of Directors on February 21, 2007. Dr. Strom was a member of Class I. The Class I directors elected will each serve for a term of three years, expiring at the 2010 Annual Meeting of Shareholders upon the due election and qualification of each of their successors.

The two nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event that either of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, then the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the shares represented by proxies received by them FOR each of the nominees named above. The proxies solicited by this Proxy Statement cannot be voted for a greater number of persons than the number of nominees named.

Nominees for Term Ending Upon the 2010 Annual Meeting of Shareholders (Class I)

David B. Snow, Jr., 52, has served as Chief Executive Officer and as a director of the Company since March 2003. Mr. Snow was appointed Chairman of the Board in June 2003 and served as the Company’s President from March 2003 to March 2006. Mr. Snow came to the Company from WellChoice, Inc. (formerly known as Empire BlueCross BlueShield) where he held the position of Executive Vice President and Chief Operating Officer beginning in April 1999 and then held the position of President and Chief Operating Officer from March 2001 through January 2003. From April 1993 to April 1998, Mr. Snow was an Executive Vice President of Oxford Health Plans, a health maintenance organization, and was responsible for marketing, medical delivery systems, medical management and government programs. Mr. Snow is a director of Pitney Bowes Inc.

Howard W. Barker, Jr., CPA, 60, was employed by KPMG LLP from July 1972 and served as a partner of KPMG LLP from July 1982 until he retired in September 2002. Mr. Barker is also a director of, and serves as Chair of the Audit Committee of, priceline.com Incorporated. In addition, Mr. Barker is a member of the American Institute of Certified Public Accountants, the Connecticut Society of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Mr. Barker has served as director of the Company since August 2003.

Continuing Directors for Term Ending Upon the 2008 Annual Meeting of Shareholders (Class II)

John L. Cassis, 58, has served as a partner of Cross Atlantic Partners, Inc., a healthcare venture capital firm, since 1994. Mr. Cassis was formerly a director of Salomon Brothers Venture Capital, which he joined in 1986 and headed from 1990 to 1994. Mr. Cassis is also a director of Medivance, Inc.; LifeMed Media, Inc.; BioMedical Enterprises, Inc.; and Nutrition 21, Inc. Mr. Cassis has served as director of the Company since August 2003.

Michael Goldstein, CPA, 65, served as Chairman of the Toys “R” Us Children’s Fund from June 2001 until May 2006. Mr. Goldstein was Chairman of Toys “R” Us, Inc. from February 1998 to June 2001, Chief Executive Officer from August 1999 to January 2000 and Vice Chairman and Chief Executive Officer from February 1994 to February 1998. Mr. Goldstein is a director of 4Kids Entertainment, Inc.; United Retail Group, Inc.; The Bear Stearns Companies Inc.; Martha Stewart Living Omnimedia, Inc.; and Pacific Sunwear of California, Inc. Mr. Goldstein has served as director of the Company since August 2003.

Blenda J. Wilson, Ph.D., 66, served as the President and Chief Executive Officer of the Nellie Mae Education Foundation from July 1999 through December 2006. She was a member of the Board of Directors of the Federal Reserve Bank of Boston from 2003 to 2006, serving as Chairman in 2006. Dr. Wilson was President of California State University, Northridge from 1992 to 1999 and also served as a director for UnionBanCal Corporation from 1993 to 1999. Dr. Wilson has served as director of the Company since August 2003.

Continuing Directors for Term Ending Upon the 2009 Annual Meeting of Shareholders (Class III)

Lawrence S. Lewin, 68, an executive consultant, served as the Chief Executive Officer of The Lewin Group, Inc. and its predecessors from 1970 to 1999. In addition, Mr. Lewin has been a trustee of H&Q Life Sciences Investors since 1992, and H&Q Healthcare Investors since 1987, and Chairman of each of those funds since 2000. He is also a director of CardioNet, Inc. and a trustee of Intermountain Health Care. Mr. Lewin has served as director of the Company since August 2003.

Charles M. Lillis, Ph.D., 65, is a co-founder and principal of LoneTree Capital Management LLC, a private equity investing group formed in 2000 with headquarters in Denver, Colorado. He is also co-founder and Managing Partner of Castle Pines Capital LLC, which was formed in 2004 and provides channel financing solutions to resellers in the technology industry. Mr. Lillis served as the Chairman of the Board and Chief Executive Officer of MediaOne Group, Inc. from its inception in 1995 through the acquisition of MediaOne Group, Inc. by AT&T Corp., which was completed in 2000. Mr. Lillis is a director of The Williams Companies, Inc.; SUPERVALU Inc.; SomaLogic Inc.; and Washington Mutual, Inc. Mr. Lillis has served as director of the Company since January 2005.

Edward H. Shortliffe, M.D., Ph.D., 59, has been the Dean of the Faculty of the University of Arizona College of Medicine (Phoenix) since March 2007. Dr. Shortliffe was a professor at Columbia University from January 2000 until March 2007. He held a number of other positions at Columbia University, including Chair of the Department of Biomedical Informatics for the College of Physicians and Surgeons and Director of Medical Informatics Services for the New York Presbyterian Hospital. From 1979 until 2000, Dr. Shortliffe was a professor at Stanford University School of Medicine and held a number of other positions at that university, including Associate Dean for Information Resources and Technology and Chief of the Division of General Internal Medicine. Dr. Shortliffe has served as director of the Company since August 2003.

David D. Stevens, 53, a private investor, served as Chief Executive Officer of Accredo Health, Incorporated (“Accredo”) a subsidiary of the Company, from August 2005 until March 2006, and as Chairman of Accredo Health Group, Inc., Accredo’s primary operating subsidiary, from March 2006 until August 2006. Prior to that, Mr. Stevens served as the Chairman and Chief Executive Officer of Accredo from 1996 through 2005. Mr. Stevens has over 30 years of experience in the healthcare industry, the majority of which have been spent in the healthcare services sector. Mr. Stevens serves on the Board of Directors of Thomas & Betts Corporation and Wright Medical Group, Inc. Mr. Stevens has served as a director of the Company since May 2006.

Board Committees and Meetings

The Board of Directors held eleven meetings during the fiscal year ended December 30, 2006 (the “2006 Fiscal Year”). The Board of Directors has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Mergers and Acquisitions Committee. The Board of Directors does not have an executive committee. Each director attended, in person or by telephone, 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2006 Fiscal Year. Under the Company’s Corporate Governance Guidelines, Directors are expected to attend all meetings of the Board and all meetings of the committees of which they are members. Members may attend by telephone or video conference to mitigate conflicts, although in-person attendance at regularly scheduled meetings is strongly encouraged.

Directors are expected to attend annual meetings of shareholders, and all of the then-current directors attended the 2006 Annual Meeting.

Audit Committee

The Audit Committee of the Board of Directors serves to: (a) oversee the accounting and financial reporting processes of the Company, internal controls and audits of the financial statements and internal control over financial reporting of the Company; (b) assist the Board of Directors in its oversight of: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of the Company’s internal audit function and its independent registered public accounting firm, and (v) the accounting and financial reporting processes of the Company; and (c) prepare the Audit Committee report for inclusion in the proxy statement as required by the SEC. In addition, the Audit Committee hires, determines the compensation of, and reviews the scope of services performed by the independent registered public accounting firm. The Audit Committee Charter is posted on the Company’s Investor Relations website, www.medco.com/investor, under “Corporate Governance.” A copy of the Audit Committee Charter is available upon request, free of charge, from Investor Relations, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417.

All of the Audit Committee members meet NYSE standards for financial literacy. Mr. Barker and Mr. Goldstein have accounting or related financial management expertise, as required by NYSE standards, and are “audit committee financial experts” under SEC rules. The SEC has determined that the audit committee financial expert designation does not impose on a person with that designation any duties, obligations or liabilities that are greater than those imposed on such person as an audit committee member in the absence of such designation. Mr. Goldstein is a member of the audit committees of four other public companies. The Company’s Board of Directors has determined that Mr. Goldstein’s service on other audit committees does not impair his ability to serve effectively on the Company’s Audit Committee.

The current members of the Audit Committee are Mr. Barker (Chairman), Mr. Cassis and Mr. Goldstein. The Audit Committee held nine meetings during the 2006 Fiscal Year. The report of the Audit Committee is included herein on page 51.

Compensation Committee

The purposes of the Compensation Committee of the Board of Directors are to assist the Board of Directors in establishing and maintaining compensation and benefits policies and practices that support the successful recruitment, development and retention of talent in order to achieve the Company’s business objectives and optimize long-term financial returns; assist the Board of Directors in discharging its responsibilities for compensating the Company’s directors and executives; assist the Board of Directors in establishing a management succession plan; and produce a Compensation Committee report for inclusion in the Company’s proxy statement in accordance with applicable federal securities laws, rules and regulations and the applicable rules of the New York Stock Exchange. To these ends, the Committee undertakes annually a thorough review of the Company’s compensation programs as well as an objective evaluation of each executive officer’s performance on key business objectives.

The Compensation Committee is comprised entirely of independent directors. The Compensation Committee Charter is posted on the Company’s Investor Relations website, www.medco.com/investor, under “Corporate Governance.” A copy of the Compensation Committee Charter is available upon request, free of charge, from Investor Relations, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417.

Compensation decisions for Mr. Snow and the executive officers are made by the Board of Directors. Mr. Snow evaluates the performance of his direct reports and he presents performance assessments and compensation recommendations to the Compensation Committee for their consideration. The Compensation Committee makes recommendations to the Board of Directors with respect to executive officer compensation and only the independent members of the Board of Directors make the final determination.

The Compensation Committee retains compensation consultants as needed and has retained Watson Wyatt since 2004 to assist with its annual compensation review and development of its compensation recommendations. Watson Wyatt was retained directly by the Compensation Committee during 2006 to: develop compensation recommendations for the executive officers, including the named executive officers, review the Company’s expiring executive severance program and assist the Committee in developing a proposal for a new program; assist the Committee with its analysis of institutional voting guidelines and their impact on the design of future stock plans; review appropriate alternative long-term incentive vehicles; prepare a report summarizing the new executive compensation disclosure rules applicable to the Company; and review the competitiveness of the Company’s long-term incentive plan targets. Watson Wyatt was instructed to present its reports and findings to the Chairman of the Compensation Committee who then scheduled formal presentations to the full Committee.

The Compensation Committee may delegate its decision making and administrative authority to a subcommittee of its members, but has not done so in the past. The Board of Directors provides an annual delegation of authority to Mr. Snow in his capacity as a director to grant stock options and restricted stock units under the Company’s stock incentive plans. The Board of Directors establishes the grant dates in advance and limits the number of shares that can be granted, both in the aggregate and to any individual employee. Grants of all stock options are required to be made at fair market value of the underlying shares on the grant date. Mr. Snow is not permitted to grant options or restricted stock units to executive officers as such grants are solely the responsibility of the Compensation Committee and the Board of Directors. For a more through discussion of our stock option granting practices, see page 34.

The current members of the Compensation Committee are Mr. Cassis (Chairman), Mr. Barker, Mr. Lillis and Dr. Shortliffe. The Compensation Committee held nine meetings during the 2006 Fiscal Year. The report of the Compensation Committee is included on page 36.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors meets periodically with management to consider and advise upon corporate governance matters. The purpose of the Corporate Governance and Nominating Committee is to: (a) identify and screen individuals qualified for nomination to the Board; (b) recommend to the Board director nominees for election at each meeting of shareholders at which directors are to be elected and recommend to the Board individuals to fill any vacancies on the Board that arise between such meetings; (c) recommend to the Board the directors for appointment to each committee of the Board; (d) recommend to the Board a set of corporate governance principles applicable to the Company and, as necessary or advisable, recommend periodic amendments thereto; and (e) lead the Board and assist the various committees of the Board in their respective annual self-evaluation reviews. In 2005, in addition to the annual Board and Committee self-evaluation processes, the Corporate Governance and Nominating Committee adopted an annual peer-to-peer evaluation process for all Board members. The Corporate Governance and Nominating Committee Charter is posted on the Company’s investor relations website, www.medco.com/investor, under “Corporate Governance.” A copy of the Corporate Governance and Nominating Committee Charter is available upon request, free of charge, from Investor Relations, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417.

The members of the Corporate Governance and Nominating Committee are Mr. Goldstein (Chairman), Mr. Lewin, Mr. Lillis and Dr. Wilson. Mr. Lillis was appointed to the Corporate Governance and Nominating Committee on March 12, 2007. The Corporate Governance and Nominating Committee held seven meetings during the 2006 Fiscal Year. The Company’s Statement on Corporate Governance is included herein on page 55.

Mergers and Acquisitions Committee

In addition to the Board’s primary committees, the Board maintains a Mergers and Acquisitions Committee for the purpose of reviewing, evaluating and recommending strategic transactions and business opportunities that emerge from time to time. The members of the Mergers and Acquisitions Committee are Howard W. Barker, Jr., John L. Cassis, Michael Goldstein and David D. Stevens. The Mergers and Acquisitions Committee does not conduct regularly scheduled meetings, nor does it have a chairman or a written charter. The Mergers and Acquisitions Committee met six times during the 2006 Fiscal Year.

The following table summarizes 2006 membership on each Board Committee and the number of Committee Meetings held.

Director	Audit Committee	Compensation Committee	Corporate Governance And Nominating Committee	Mergers and Acquisitions Committee
Howard W. Barker, Jr.	•	•		•
John L. Cassis	•	•		•
Michael Goldstein	•		•	•
Lawrence S. Lewin			•
Charles M. Lillis		•
Edward H. Shortliffe		•
David D. Stevens				•
Blenda J. Wilson			•
Meetings held during 2006:	9	9	7	6

The Board has an independent director designated as the Lead Director. The general authority and responsibilities of the Lead Director include presiding at all meetings of the Board when the Chairman is not present; serving as a liaison between the Chairman and the independent directors; approving the information, agenda and meeting schedules sent to the Board; calling meetings of the independent directors; and being available for consultation and communication with shareholders. Michael Goldstein is currently the Company’s Lead Director.

Shareholders and other interested parties may contact any of the Company’s directors, including the Lead Director, a committee of the Board, the Board’s non-employee directors as a group, or the Board as a whole by writing to them c/o Office of the Secretary, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417, or via the Internet by visiting www.medcoauditcommittee.com. Communications received in this manner will be handled in accordance with procedures implemented by the Company’s Compliance and Ethics Office and approved by a majority of the Company’s independent directors.

Director Independence

The Board of Directors conducts an annual review of the independence of its members. Under NYSE listing requirements, an independent director must not have any material relationship with the Company, either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NYSE rules pertaining to director independence include a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. The Board has not adopted categorical standards of independence other than those promulgated by the NYSE.

The Board of Directors has reviewed all relationships between the Company and each member of the Board of Directors and has affirmatively determined that each of Howard W. Barker, Jr., John L. Cassis, Michael Goldstein, Lawrence S. Lewin, Charles M. Lillis, Edward H. Shortliffe and Blenda J. Wilson is “independent” within the meaning of the rules of the NYSE. David B. Snow, Jr., who is an employee of the Company, and David D. Stevens, who was an employee of the Company from August 2005 until August 2006, are not “independent” under the NYSE rules.

Each member of the Audit, Compensation and Corporate Governance and Nominating Committees is “independent” within the meaning of the rules of the SEC and NYSE.

In connection with its independence determinations, the Board of Directors considered all relationships between each director and the Company, including the following relationships:

Mr. Lewin has served as a trustee of H&Q Life Sciences Investors since 1992 and as a trustee H&Q Healthcare Investors since 1987. These funds own shares of Common Stock from time to time. Mr. Lewin does not participate in the investment decisions of the H&Q funds. In light of the nature of Mr. Lewin’s role at the H&Q funds and his insignificant interest in such funds, the Board of Directors determined that these relationships are not material and that Mr. Lewin is “independent” within the meaning of the rules of the NYSE.

A step-son of Dr. Shortliffe’s is an employee in the information technology department of the Company. The Board of Directors determined that such relationship does not interfere with the exercise of Dr. Shortliffe’s independent judgment in carrying out the responsibilities of a director and that Dr. Shortliffe is “independent” within the meaning of the rules of the NYSE.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of the Company or of any of the Company’s subsidiaries. None of the Company’s executive officers has served on the board of directors or on the compensation committee of any other entity that employs an executive officer who has served on the Company’s Board of Directors or Compensation Committee.

Involvement in Certain Legal Proceedings

There are no legal proceedings to which any director or executive officer, or any affiliate thereof, is a party that would be material and adverse to the Company.

Shareholder Approval

Directors shall be elected by a plurality of the votes of the shares of Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of Mr. Barker and Mr. Snow to the Board of Directors.

Proposal 2. Amendment to the Company’s Second Amended and Restated Certificate of Incorporation to Provide for the Phase-in of the Annual Election of Directors

Background

In 2003, the Company was spun off from its then-parent company, Merck & Co., Inc. Since the time of the spin-off, the Corporate Governance and Nominating Committee of the Board of Directors has continually reviewed the Company’s corporate governance practices. As part of its review, the Corporate Governance and Nominating Committee has from time to time considered whether the Company should declassify the Board of Directors, and has taken note of some sentiment in the general shareholder community against classified board structures and in favor of annual elections for each director.

The Company’s Second Amended and Restated Certificate of Incorporation currently provides that the Board of Directors shall be divided into three classes of approximately equal size. Directors in each class are elected for three-year terms and only one class is elected in a given year. The primary purpose of the classified board structure is to prevent a hostile suitor from taking over a majority of the board seats at one annual shareholder meeting, as only one-third of the directors are elected at any given meeting. The classification of directors historically has been widely viewed as having the effect of promoting continuity and stability in the management of the business and affairs of a company and encouraging persons considering unsolicited tender offers or other unilateral takeover actions to negotiate with the target company’s board of directors rather than pursue non-negotiated takeover attempts.

The Board of Directors acknowledges, however, that many commentators believe that annual elections increase a board’s accountability to shareholders, that a classified board structure could present an obstacle to a change-in-control that may be favored by many shareholders but not supported by the Board of Directors, and that the leverage created by this obstacle could be abused by a recalcitrant board in order to entrench management.

The Board of Directors believes that the performance of the Company and the Board of Directors should instill confidence that the Board of Directors will continue to act in the shareholders’ best interests. Nevertheless, the Board of Directors understands that the best defense against an unwanted takeover is continued good performance. Accordingly, the Board of Directors has determined to recommend that the Company institute annual elections of the Company’s directors, to be accomplished by phasing-in the declassificiation of the Board of Directors over a three-year period. If the proposed amendment to the Company’s certificate of incorporation is approved, all directors will be elected annually beginning at the annual meeting in 2010. The terms of all directors, including those directors elected at the 2008 and 2009 annual meetings, will automatically expire upon the election of directors at the 2010 annual meeting.

If the proposed amendment to the certificate of incorporation is approved, the phase-in of the declassification of the Board of Directors would be applied as follows:

Annual Meeting Year	Length of Term for Directors Elected	Year that Term Would Expire
2007	Three Years	2010
2008	Two Years	2010
2009	One Year	2010
2010	Annual Election	2011

Newly Created Directorships and Vacancies on the Board of Directors

Newly created directorships resulting from any increase in the number of directors, and any vacancies on the Board of Directors (resulting from death, resignation, retirement, disqualification, removal, or other cause), will be filled by the affirmative vote of a majority of the directors then in office. Any director elected in accordance with the preceding sentence will hold office for the remainder of the one-year term, or if applicable, the remainder of the full term of the class of directors, in which the new directorship was created or the vacancy occurred, and until the director’s successor is duly elected and qualified, or until his or her death, resignation, retirement, disqualification, or removal. Any decrease in the number of directors will not shorten the term of any incumbent director.

Amendment to Certificate of Incorporation

The text of the proposed amendment to the certificate of incorporation is attached as Appendix A to this proxy statement. If the proposal is approved by the shareholders, conforming amendments will be made to the Company’s bylaws.

Approval of the proposed amendment to the Company’s Second Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least a majority of the voting power of the Company’s outstanding voting stock. If approved, this proposal will become effective upon the filing of a certificate of amendment to the certificate of incorporation with the Secretary of State of the State of Delaware, which the Company would file promptly following the annual meeting. If the amendment is not approved, the Board of Directors will remain classified.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote FOR the proposed amendment to the certificate of incorporation to provide for the phase-in of the annual election of directors.

Proposal 3. Approval of the 2007 Employee Stock Purchase Plan

The Company’s current employee stock purchase plan, the 2003 Employee Stock Purchase Plan, is expected to exhaust its share reserve with the purchase period ending October 31, 2007. In order to continue to offer employees an opportunity to share in the success of the business and to continue to promote the Company’s best interests, the Board of Directors adopted the 2007 Employee Stock Purchase Plan (“ESPP”) on January 24, 2007. The ESPP will become effective only upon approval by shareholders. If the ESPP is not approved, it will not become effective and no shares will be issued under the ESPP.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the ESPP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved. The Company is seeking shareholder approval of the ESPP primarily to satisfy the listing requirements of the New York Stock Exchange. Shareholder approval will also provide the Company with the ability to structure the awards for tax-favored treatment under Section 423 of the Internal Revenue Code. However, the Company does not intend initially to structure awards that qualify for tax-favored treatment.

The material features of the ESPP are outlined below:

Purpose

The purpose of the ESPP is to encourage employees of the Company and its subsidiaries to acquire Common Stock. It is believed that the ESPP will serve the interests of the Company and its stockholders because it allows employees to have a greater personal financial interest in the Company through ownership of Common Stock, which in turn will stimulate employees’ efforts on the Company’s behalf, and maintain and strengthen their desire to remain with the Company. It is believed that the ESPP will also assist in the recruitment of employees.

Stock Subject to ESPP

Three million shares of Common Stock, slightly more than one (1%) percent of the shares outstanding, have been reserved for issuance under the ESPP. In addition to those shares, any shares that remain under the 2003 Employee Stock Purchase Plan will also be authorized for issuance under the ESPP. As of March 1, 2007, 151,782 shares of Common Stock remained available under the 2003 Employee Stock Purchase Plan and it is anticipated that approximately 82,000 shares will remain available as of June 30, 2007. The total share reserve is expected to last ten years.

If the ESPP is approved, the Company will cease offering shares under the employee stock purchase program maintained for employees of Accredo. That program is offered under the Accredo Plan. Any shares remaining under that plan will continue to be available for other grants under that plan. As of March 23, 2007, 525,859 shares of Common Stock remained available for future grants under Accredo’s 2002 Long-Term Incentive Plan, including 52,156 shares reserved under the Accredo employee stock purchase program.

The number of shares available under the ESPP will be subject to adjustment as described below in the paragraph entitled “Adjustment Provisions.” If rights granted under the ESPP expire, lapse or otherwise terminate without being exercised, the shares of Common Stock not purchased under such rights will again become available for issuance under the ESPP. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering will exceed the remaining shares available under the ESPP, the number of shares purchased will be reduced in an equitable manner.

Participation in the Plan

Approximately 15,000 employees will be eligible to participate in the ESPP. Generally, employees must be regularly scheduled to work at least 20 hours per week and have been employed for at least six months to be eligible to participate. Executive officers, directors and five percent owners are not eligible to participate in the ESPP. For any offering that is intended to qualify under Section 423 of the Code, all employees who have been employed by the Company for at least two (2) years, and who are customarily employed for more than five months per calendar year and for more than 20 hours per week, will be eligible to participate. In any event, an employee who owns five percent of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries will not be eligible to participate.

The ESPP will be implemented by quarterly offerings of rights to all eligible employees. To purchase shares during an offering, a participating employee must authorize payroll deductions, which may not exceed 10% of such employee’s base pay. Rights granted under the ESPP are not transferable and they may be exercised only by the person to whom they are granted. No participating employee may contribute more than $12,750 in any calendar year; this limit is not pro rated for the 2007 plan year that will begin on July 1, 2007. Based on our closing stock price on March 23, 2007 of $71.74, a participant could purchase a maximum of 209 shares of Common Stock per year.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions over the period of the offering. The amounts deducted are credited to an account maintained on behalf of the participant. The participant is credited with a matching contribution equal to 17.65% of each payroll deduction taken for a period. A participant may reduce or terminate his or her payroll deductions once during any offering period. A participant may increase his or her participation percentage, but such increase will take effect as of the beginning of the next offering period. All payroll deductions and matching contributions made for a participant are credited to his or her account under the ESPP by book entry and after the purchases are made the shares are deposited in a special purpose retail account for the benefit of the participant.

Purchase of Stock

Shares are purchased at the closing price on the last business day of the offering period. As a result of the matching contribution, the participant pays 85% of the purchase price and the Company pays 15% of the purchase price. As of March 23, 2007, the closing price of our Common Stock was $71.74.

Termination

Each participant may withdraw from a given offering by delivering a notice of withdrawal from the ESPP. Such withdrawal may be elected at any time prior to the 10th day of the last month of the offering. Upon any withdrawal from an offering by the employee, upon request, the Company will distribute to the employee his or her payroll deductions and matching contributions accumulated during that offering period without interest and such employee’s interest in the offering will be automatically terminated. If the withdrawal is not requested, accumulated payroll deductions and matching contributions will be applied toward the purchase of stock.

An employee’s withdrawal from an offering will not have any effect upon such employee’s ability to participate in other offerings under the ESPP. Rights granted pursuant to any offering under the ESPP terminate immediately upon cessation of an employee’s employment with the Company or its subsidiaries for any reason, and upon request the Company will distribute to such employee all of his or her accumulated payroll deductions and matching contributions, without interest.

Adjustment Provisions

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, spin off, split off, split up or other similar event, the committee administering the ESPP shall make such adjustments, if any, as it may deem appropriate in the type, class or number of shares authorized for issuance under the ESPP and/or the type or class of shares subject to outstanding purchase rights.

Duration, Amendment and Termination

The Board may amend, suspend or terminate the ESPP at any time, except that no amendment may materially and adversely affect any outstanding purchase rights. To the extent determined necessary and desirable by the Board, amendments to the ESPP will be submitted to the stockholders for approval. Unless terminated earlier, the ESPP will automatically terminate on the date on which the shares available under the ESPP, as adjusted from time to time, are exhausted or, if later, within ten years of its effective date.

Incorporation by Reference

The foregoing is only a summary of the ESPP and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix B.

Federal Income Tax Information

Below is an explanation of the federal income tax consequences for participants in the ESPP. The ESPP is not subject to the Employee Retirement Income Security Act of 1974, as amended, nor is it qualified under Section 401(a) or 403(b) of the Internal Revenue code of 1986, as amended. The following is only a summary of the effect of federal income taxation upon employees and the Company with respect to the ESPP. It does not purport to be complete and does not discuss the tax consequences arising in the context of the employee’s death or the income tax laws of any municipality, state or foreign country in which the employee’s income or gain may be taxable.

The Company does not currently expect to structure an offering that is intended to qualify under Section 423 of the Internal Revenue Code, which means that a participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. In addition, the matching contributions are treated as income each pay period. The participant’s basis in the stock is the fair market value on the purchase date.

There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the ESPP. We are entitled to a deduction to the extent the participant’s payroll deductions and matching contributions are taxed as ordinary income to the participant.

In the event that the Company structures an offering that is intended to qualify under Section 423 of the Code, the federal income tax consequences will be as follows:

•

No taxable income will be recognized by a participant until the sale or other disposition of the shares of Common Stock acquired under the ESPP. At that time, a participant generally will recognize ordinary income and capital gains. When the shares are disposed of by a participant two years or more after the beginning of the offering in which the shares were purchased, he or she will recognize ordinary income equal to the lesser of (a) the excess of the fair market value of the shares on the purchase date over the participant’s contribution to the purchase price (the “Discount”) or (b) the excess of the fair market value of the shares at disposition over the purchase price. When shares are disposed of after less than two years (in what is known as a “disqualifying disposition”), the participant must recognize ordinary income in the amount of the Discount, even if the disposition is a gift or is at a loss. In the event of a participant’s death while owning shares acquired under the ESPP, ordinary income must be recognized in the year of death as though the shares had been sold.

•

In the cases discussed above (other than death), the amount of ordinary income recognized by a participant is added to the purchase price paid by the participant, and this amount becomes the tax basis for determining the amount of the capital gain or loss from the disposition of the shares. Additional gain, if any, will be short-term or long-term capital gain depending on whether the holding period is 12 months or less, or more than 12 months.

•

Net capital gains from the disposition of capital stock held more than 12 months are currently taxed at a maximum federal income tax rate of 15% and net capital gains from the disposition of stock held no more than 12 months is taxed as ordinary income (maximum rate of 33%). However, limitations on itemized deductions and the phase-out of personal exemptions may result in effective marginal tax rates higher than 15% for net capital gains and 35% for ordinary income.

•

The Company is entitled to tax deductions for shares issued under the ESPP only in the event of disqualifying dispositions. For disqualifying dispositions, the Company is allowed a deduction to the extent of the amount of ordinary income includable in gross income by such participant for the taxable year as a result of the premature disposition of the shares.

New Plan Benefits

Since the benefit to be received by each participant under the ESPP is determined by his or her elections, the future benefit that any participant may receive is not determinable.

During calendar year 2006, employees purchased 190,672 shares in the aggregate under the 2003 Employee Stock Purchase Plan and the employee stock purchase program maintained for employees of Accredo pursuant to the Accredo Plan. Executive officers and directors are not eligible to participate in these programs.

The table and narrative below provide information as of December 30, 2006 about the equity compensation plans maintained by the Company.

Equity Compensation Plan Information

	Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(c)
Equity compensation plans approved by security holders	2002 Stock Incentive Plan	15,983,337	$37.79(1)	19,357,440
	2003 Employee Stock Purchase Plan	42,497		151,782

Equity compensation plans not approved by security holders	2002 Accredo Long Term-Incentive Plan	2,018,696(2)	$46.12(3)	637,754

	Total	18,044,530		20,146,976

(1)	Restricted stock units, totaling 2,051,790 at December 30, 2006, which were issued under the 2002 Stock Incentive Plan, are not included in the weighted average computation.
(2)	In connection with the merger of Accredo into a subsidiary of the Company on August 18, 2005, the Company assumed options with respect to 795,089 shares (after giving effect to the exchange ratio provided in the merger agreement) under two plans maintained by Accredo (the 1999 Stock Option Plan and the 1996 Stock Option Plan) having a weighted average exercise price of $23.19. No further awards will be made from those plans. Statistics regarding the assumed options are not included in the above table. The Company assumed the Accredo Plan and the options that had been granted under that plan as of August 18, 2005. Statistics regarding awards made under the Accredo Plan are included in the table. Details about the Accredo Plan are set forth in the narrative that follows the table.
(3)	Shares which were issued for the employee stock purchase program under the Accredo Plan are not included in the weighted average computation.

The Accredo Plan was assumed by the Company in connection with the merger of Accredo into a subsidiary of the Company. The Accredo Plan was approved by the public shareholders of Accredo prior to the merger. At the time of the merger, the Accredo Plan had 1,938,526 shares remaining available for grant (including 100,000 shares reserved under the employee stock purchase program). Grants are limited to Accredo employees. As of March 23, 2007, 525,859 shares remained available for grant under the Accredo Plan, including 52,156 shares reserved under the Accredo employee stock purchase program.

Under the terms of the Accredo Plan, grants of stock options and restricted stock units are made to Accredo employees in accordance with the regular granting practices of the Company as more fully described in the Compensation Discussion and Analysis beginning on page 26. Stock options are required to have an exercise price of at least fair market value on the grant date. No more than 10 percent of the shares available for issuance under the Accredo Plan are eligible to be granted in the form of restricted stock, restricted stock units or other

“full value” awards. Since the merger, the Company has administered an employee stock purchase program for Accredo employees under the terms of the Accredo Plan. Shares purchased by employees have been counted against the full value share limitation. Accredo’s most senior employees have been excluded from the employee stock purchase program.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote FOR the approval of the 2007 Employee Stock Purchase Plan.

Proposal 4. Ratification of Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company during the fiscal year ending December 29, 2007, and is recommending that the shareholders ratify this appointment. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the selection of PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 2002 and is considered by management to be well qualified. The Company’s organizational documents do not require that the Company’s shareholders ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. The Company is doing so because it believes it is a matter of good corporate practice.

In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions at the Annual Meeting.

Pre-Approval Policy for Services of the Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee is required to pre-approve all audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. On an annual basis, the Audit Committee reviews and provides pre-approval for certain types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent registered public accounting firm has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

Fees Billed to the Company by PricewaterhouseCoopers LLP for Services Rendered during the 2006 and 2005 Fiscal Years

Audit Fees

PricewaterhouseCoopers LLP’s fees for professional services for fiscal years 2006 and 2005 related to the audits of annual financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, reviews of quarterly financial statements and SEC filings, including registration statements filed in 2005 pertaining to the Company’s acquisition of Accredo Health, Incorporated, and statutory audits. Such fees approximated $2,464,000 in 2006 and $2,510,500 in 2005.

Audit-Related Fees

Fees for audit-related services of approximately $243,000 for fiscal year 2006 related to SAS 70 reports. In fiscal year 2005, fees for audit-related services were approximately $649,000 and related to due diligence assistance in connection with the Accredo acquisition, SAS 70 reports and employee benefit plan audits.

Tax Fees

Fees for tax services for fiscal years 2006 and 2005 related to assistance with various state tax rulings, consultations on federal tax return matters and the review of an informational return. Such fees approximated $45,000 in 2006 and $44,000 in 2005.

All Other Fees

Fees for other services for fiscal year 2006 and fiscal year 2005 were $37,000 and $3,000 respectively, and were related to software and technology license fees.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2007.

OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of the Company’s outstanding Common Stock as of March 15, 2007, for:

•	Each of the Company’s directors and nominees for director;

•	Each of the Company’s executive officers;

•	Each of the Company’s directors and executive officers as a group; and

•	Each person or group of affiliated persons whom the Company knows to beneficially own more than five percent of the Company’s Common Stock.

The following table gives effect to the shares of Common Stock issuable within 60 days of March 15, 2007 upon the exercise of all options and other rights beneficially owned by the indicated shareholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 under the U.S. Securities Exchange Act of 1934 and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the tables directly own the shares and have sole voting and sole investment power with respect to all shares beneficially owned. Unless otherwise indicated, the address for those listed below is c/o Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417.

Name	Position Held	Aggregate Number of Shares of Common Stock Beneficially Owned(1)	Percent of Shares of Common Stock Outstanding
Howard W. Barker, Jr.(2)	Director	27,012	*

John L. Cassis(3)	Director	30,000	*

Michael Goldstein(4)	Director	30,000	*

Lawrence S. Lewin(5)	Director	26,828	*

Charles M. Lillis(6)	Director	24,500	*

Edward H. Shortliffe(7)	Director	26,000	*

Blenda J. Wilson(8)	Director	26,000	*

David D. Stevens(9)	Director	66,518	*

David B. Snow, Jr.(10)	Chairman & Chief Executive Officer	795,106	*

Kenneth O. Klepper(11)	President & Chief Operating Officer	225,939	*

Bryan Birch(12)	Group President, Employer Accounts	119,769	*

John P. Driscoll(13)	President, Insured and Emerging Markets	73,705	*

JoAnn A. Reed(14)	Senior Vice President, Finance and Chief Financial Officer	520,568	*

All Directors and Executive Officers as a group		2,883,508	1.02%

(*)	Represents less than 1% of outstanding shares of common stock.
(1)	The number of shares of common stock outstanding as of March 15, 2007 was 282,086,863.
(2)	Mr. Barker’s beneficially owned stock includes 1,012 shares owned outright, 10,000 restricted stock units fully vested but deferred until retirement and 16,000 options that are fully vested and exercisable.
(3)	Mr. Cassis’ beneficially owned stock includes 4,000 shares owned outright, 10,000 restricted stock units fully vested but deferred until retirement and 16,000 options that are fully vested and exercisable.
(4)	Mr. Goldstein’s beneficially owned stock includes 4,000 shares owned outright, 10,000 restricted stock units fully vested but deferred until retirement and 16,000 options that are fully vested and exercisable.
(5)	Mr. Lewin’s beneficially owned stock includes 578 shares owned outright, 250 shares owned by his spouse, 10,000 restricted stock units fully vested but deferred until retirement, 16,000 options that are fully vested and exercisable.
(6)	Mr. Lillis’ beneficially owned stock includes 500 shares owned outright, 8,000 restricted stock units fully vested but deferred until retirement and 16,000 options that are fully vested and exercisable.
(7)	Dr. Shortliffe’s beneficially owned stock includes 10,000 restricted stock units fully vested but deferred until retirement and 16,000 options that are fully vested and exercisable.
(8)	Dr. Wilson’s beneficially owned stock includes 10,000 restricted stock units fully vested but deferred until retirement and 16,000 options that are fully vested and exercisable.
(9)	Mr. Steven’s beneficially owned stock includes 49,018 shares owned outright and 17,500 options that are currently exercisable.
(10)	Mr. Snow’s beneficially owned stock includes 49,840 shares owned outright and 745,266 options that are currently exercisable.
(11)	Mr. Klepper’s beneficially owned stock reflects 20,739 shares owned outright, 25,000 fully vested restricted stock units that Mr. Klepper has elected to defer receipt of until six months after his termination of employment, and 180,200 options that are currently exercisable.
(12)	Mr. Birch’s beneficially owned stock reflects 17,943 shares owned outright and 101,826 options that are currently exercisable.
(13)	Mr. Driscoll’s beneficially owned stock reflects 23,111 shares owned outright, 167 shares held in the Company’s 401(k) Plan and 50,427 options that are currently exercisable.
(14)	Ms. Reed’s beneficially owned stock reflects 19,902 shares owned outright, 344 shares held in the Company’s 401(k) Plan and 500,322 options that are currently exercisable.

Beneficial Owners of More than Five Percent

Name and Address	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
UBS AG(1) Bahnhofstrasse 45 P.O. Box CH-8021 Zurich, Switzerland	16,918,067	5.8%

(1)	Beneficial ownership information was obtained from the Schedule 13G filed by UBS AG (for the benefit and on behalf of the UBS Global Asset Management business group of UBS AG, on behalf of its clients) on February 21, 2007. The filing does not purport to reflect securities, if any, beneficially owned by any other division or business group of UBS AG. With respect to the 16,918,067 shares beneficially owned, UBS AG has sole voting power over 14,393,405 of the shares, shared voting power as to none of the shares, sole dispositive power over none of the shares and shared dispositive power as to 16,918,067 of the shares.

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The executive officers of the Company, and their ages and positions as of the date hereof are as follows:

Bryan D. Birch, 41, has served as Group President, Employer Accounts since March 2006. Mr. Birch served as Group President, Systemed, from January 2004 through March 2006. Mr. Birch joined the Company in July 2003 as President of Systemed, L.L.C. and since that time has been responsible for sales, account management, marketing, and clinical and pricing areas as they relate to the Company’s mid-size clients and third-party administrators. Since March 2006, Mr. Birch’s additional responsibilities have included most of the Company’s large employer accounts. Mr. Birch served as Senior Vice President, Chief Sales Officer of WellChoice, Inc. (formerly known as Empire BlueCross BlueShield) from June 2000 through June 2003. From January 1999 to June 2000, Mr. Birch was an Executive Vice President and Founder of iHealth Technologies, a claims editing company. From June 1995 to January 1999, Mr. Birch was the Chief Executive Officer of Oxford Health Plans’ Connecticut Division. From August 1992 to July 1995, Mr. Birch was the Corporate Director of Medical Delivery for Oxford Health Plans, responsible for all contracting initiatives.

John P. Driscoll, 47, has served as President, Insured and Emerging Markets since May 2006. Mr. Driscoll joined the Company in June 2003 as Senior Vice President, Product and Business Development. Mr. Driscoll came to the Company from Oak Investment Partners, a venture capital firm, where he served as an advisor on healthcare investments from January 2002 through May 2003. Mr. Driscoll held the position of Executive Vice President of Walker Digital from January 2000 to December 2001. Mr. Driscoll served in a number of senior positions at Oxford Health Plans from 1991 through 1999, including, most recently, as its Corporate Vice President, Government Programs. Mr. Driscoll is responsible for the Company’s Medicare business, consumer-driven programs, insured solutions and business development.

Robert S. Epstein, M.D., M.S., 51, has served as the Company’s Senior Vice President, Medical and Analytical Affairs and Chief Medical Officer since 1997. Dr. Epstein is responsible for formulary development, clinical guidelines, drug information services and accreditation oversight. He is also responsible for maintaining automated clinical informatics tools and heads the client and product analytic and reporting groups. Dr. Epstein joined the Company in 1995 as Vice President of Outcomes Research. Dr. Epstein was trained as an epidemiologist and worked in public health and academia before joining the private sector.

Brian T. Griffin, 48, has served as the Company’s Group President, Health Plans since January 2004. From January 1999 through December 2003 he served as Senior Vice President, Sales and was responsible for sales on a national basis. From November 1995 to December 1998, Mr. Griffin led the Insurance Carrier customer group and was responsible for sales within the Insurance Carrier Blue Cross/Blue Shield and Third-Party Administrator Markets. Mr. Griffin joined the Company in 1987.

Kenneth O. Klepper, 53, has served as President and Chief Operating Officer since March 2006. He joined the Company in June 2003 and served as Executive Vice President, Chief Operating Officer from June 2003 through March 2006. Mr. Klepper oversees the Company’s sales and account groups, information technology, customer service, pharmacy operations, and Accredo Health Group, Inc., the Company’s primary specialty pharmacy operating subsidiary. Mr. Klepper came to the Company from WellChoice, Inc. (formerly known as Empire BlueCross BlueShield) where he held the position of Senior Vice President, Process Champion from March 1995 to August 1999, and then held the position of Senior Vice President for Systems, Technology and Infrastructure from August 1999 to April 2003.

Laizer Kornwasser, 36, has served as Senior Vice President, Channel and Generic Strategy since August 2006, and oversees the Company’s mail and retail channels and generic strategy. Mr. Kornwasser is responsible for developing and executing generic strategies and optimizing channel distribution to significantly reduce client and member pharmacy costs. Mr. Kornwasser joined the Company in August 2003, initially serving as Vice President of Business Development, and later as Senior Vice President of Business Development and Retail Networks. Prior to joining the Company, Mr. Kornwasser was the founder and Managing Partner of Edgewood Consulting LLC, a turnaround/strategic advisory firm. Mr. Kornwasser is a director of the National Bank of California.

David S. Machlowitz, 53, has served as Senior Vice President and General Counsel since May 2000, and is responsible for overseeing the Company’s legal affairs. Mr. Machlowitz was appointed as Secretary in April 2002. Additionally, Mr. Machlowitz’s responsibilities include Government Affairs and Regulatory Affairs. Mr. Machlowitz joined the Company from Siemens Corporation, a diversified healthcare, information and electronics technology conglomerate, where he served as Deputy General Counsel from October 1999 to May 2000. Previously, he served as General Counsel and Corporate Secretary of Siemens Medical Systems Inc. from April 1992 to October 1998 and as Associate General Counsel of Siemens Corporation from October 1994 to October 1999.

Arthur H. Nardin, 47, has served as the Company’s Senior Vice President, Pharmaceutical Contracting since January 1999. Mr. Nardin is responsible for negotiating contracts with pharmaceutical manufacturers, drug purchasing analysis and consulting with clients on formulary drug lists and plan design. From November 1995 to December 1998, Mr. Nardin served as the Company’s Vice President, Special Drug Purchasing and Analysis. Mr. Nardin joined the Company in June 1988 as Manager of Financial Analysis.

Karin Princivalle, 50, has served as Senior Vice President, Human Resources since joining the Company in May 2001, and is responsible for company-wide human resource activities. Ms. Princivalle joined the Company from TradeOut.com, an online business-to-business marketplace, where she served as Vice President for Human Resources from February 2000 to May 2001. Previously, she served as the Vice President of Human Resources for Citigroup’s North American bankcards business from May 1998 to August 2000 and Vice President of Human Resources for Citigroup’s Consumer Businesses in Central/Eastern Europe, Middle East, Africa and Asia from March 1997 to May 1998.

JoAnn A. Reed, 51, has served as Senior Vice President, Finance since 1992, and Chief Financial Officer since 1996. Ms. Reed has oversight responsibility for all financial activities, including accounting, reporting, treasury, tax, planning, analysis, procurement, audit, investor relations and financial evaluation. Ms. Reed joined the Company in 1988, initially serving as Director of Financial Planning and Analysis and later as Vice President/Controller for the Company’s former subsidiary, PAID Prescriptions, L.L.C. Prior to joining the Company, she worked for Aetna/American Re-Insurance Co., CBS Inc., Standard and Poor’s Corp., and Unisys/Timeplex Inc. Ms. Reed is a member of the Board of Directors at Waters Corp. and the Board of Trustees of St. Mary’s College of Notre Dame, Indiana.

Richard J. Rubino, 49, has served as Senior Vice President and Controller since April 2005, and is directly responsible for accounting and financial reporting, financial systems, and client and pharmaceutical manufacturer accounts receivable. Mr. Rubino joined the Company in May 1993. In July 1995, Mr. Rubino assumed the role of Vice President, Planning with responsibility for financial, business and strategic planning. He became the Vice President and Controller in June 1998, with responsibility for accounting and financial reporting. He is the Company’s Chief Accounting Officer. Prior to joining the Company, he held various positions at International Business Machines Corporation and Price Waterhouse & Co. Mr. Rubino is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Jack A. Smith, 59, has served as Senior Vice President, Chief Marketing Officer since joining the Company in June 2003 and is responsible for all branding, corporate and product marketing and communications,

medco.com, and related creative and production services. Mr. Smith served as the Senior Vice President, Chief Marketing Officer for WellChoice, Inc. (formerly known as Empire BlueCross BlueShield) from August 1999 to November 2002, and was the Senior Vice President, Marketing Director for RR Donnelley & Sons from June 1997 to July 1999. Mr. Smith worked as a consultant for the Gartner Group, an information and consulting company, during 2003 prior to joining the Company. He has also held marketing positions at The Readers Digest Association, Inc., Nestle Foods and Unilever.

Glenn C. Taylor, 55, has served as Group President, Key Accounts since January 2004. From April 2002 through December 2003, he served as Senior Vice President, Account Management. Mr. Taylor served as President of the Company’s UnitedHealth Group Division from February 1999 to April 2002. From April 1997 to January 1999, Mr. Taylor held positions with Merck & Co., Inc. as Regional Vice President of the Southeast and Central business groups. From May 1993 to March 1997, Mr. Taylor was the Company’s Senior Vice President of Sales and Account Management. Mr. Taylor joined the Company in May 1993 as a result of the Company’s acquisition of FlexRx, Inc. a pharmacy benefit manager in Pittsburgh, Pennsylvania, where Mr. Taylor was President.

Timothy C. Wentworth, 46, has served as the President and Chief Executive Officer of Accredo Health Group, Inc. since March 2006. From January 2004 to March 2006, Mr. Wentworth served as the Company’s Group President, National Accounts. From April 2002 through December 2003, he served as Executive Vice President, Client Strategy and Service and was responsible for client relationships and developing and implementing strategies to acquire and renew clients. Mr. Wentworth joined the Company as Senior Vice President, Account Management in December 1998 from Mary Kay, Inc., where he spent five years, serving initially as Senior Vice President of Human Resources and subsequently as President-International.

COMPENSATION DISCUSSION AND ANALYSIS

The following section provides a discussion and analysis of compensation paid or awarded to the named executive officers for 2006. For a discussion of director compensation, please see page 49.

Executive Compensation Philosophy

Our compensation programs for the Company’s employees, including the named executive officers, focus primarily on base salary, annual performance-based bonus and long-term stock-based incentives. We refer to these components of their pay as “total compensation.” The programs are based on the fundamental principle of pay-for-performance and are directly supportive of our business strategies. A significant portion of each executive’s total compensation is tied to the Company’s performance, which is directly aligned with the creation of shareholder value. We use the programs to attract, retain and motivate executives who possess the skills and talents necessary to achieve business success and drive shareholder value. The programs are competitive with the companies we compete with for executive talent.

We provide a competitive package of benefits to our employees, including the named executive officers. Our most senior executives participate in the same benefit programs (health, life, disability and retirement) using the same benefit formulas as our other employees. We maintain separate severance programs for our most senior executives and provide limited perquisites.

Total Compensation Benchmarks

Our target base salary and bonus for executive officers is set at approximately the 50th percentile of competitive compensation practices in order for the Company to provide a competitive cash compensation package; the present value of long-term incentive opportunities is specifically targeted between the 50th and 75th percentiles in order to encourage our executives to out-perform our competitors. This is consistent with our emphasis on long-term growth and pay-for-performance. As a result, our executive officers, including the named executive officers, generally receive total compensation that is between the 50th and 75th percentile of competitive compensation practices; provided Company performance has met or exceeded the Compensation Committee’s expectations for Company performance. However, with our pay-for-performance philosophy and our emphasis on at-risk pay, employees have the ability to earn more if the Company’s and the employee’s performance exceeds targets. Through the bonus program and long-term incentives, employees share in the Company’s success.

Mr. Snow’s compensation is evaluated in comparison to a specific peer group comprised of the following companies: Aetna, Inc., AmerisourceBergen Corporation, Cardinal Health, Inc., Caremark Rx, Inc., Cigna Corporation, Express Scripts, Inc., Health Net, Inc., Humana, Inc., and McKesson Corporation. This peer group was initially determined when Mr. Snow was recruited and was used to develop his initial compensation; management had no input into the creation of the peer group. The peer group is reviewed annually by the Compensation Committee and it remains an appropriate point of comparison for Mr. Snow’s compensation.

The competitive compensation data for the other executive officers, including the named executive officers, is generally collected from nationally recognized compensation surveys that reflect companies similar in size and scope in a broad sample of comparable industry sectors. This analysis is supplemented with proxy statement data from the peer group reported for similar jobs (e.g., President, Chief Operating Officer, Chief Financial Officer and General Counsel). We use a combination of proxy statement and survey data because proxy statement data alone would not provide a broad enough group against which to benchmark all of our executives, including the named executive officers. In addition, the survey data provides a more consistent benchmark for our executives who are located across the country and compete in a variety of markets.

Executive Compensation Programs

Components of Compensation

Our compensation program has three key components: base salary; performance-based annual cash bonus; and long-term incentives in the form of stock-based awards including stock options and restricted stock units. Our pay-for-performance philosophy places a significant portion of an executive’s compensation at risk. As a result, the only fixed compensation paid is base salary, which represents approximately 25% of an executive officer’s total compensation. Mr. Snow’s base salary represents approximately 10% of total compensation. The greater emphasis on at-risk compensation for Mr. Snow is consistent with his ultimate responsibility for the Company’s success.

The remaining total compensation (annual bonus and the value of long-term incentives) for our named executive officers is not guaranteed and the value to the executive is based on the Company’s and the executive’s performance. In addition, a greater portion of the at-risk compensation is weighted toward long-term incentives. As a relatively new public company, we continue to focus on positioning our company for long-term success. That success requires our leaders to make decisions that drive long-term growth in shareholder value. To support our focus on long-term sustained growth, we place a greater emphasis on long-term incentives compared to short-term incentives as follows:

Total Compensation
	Base Salary	Bonus	Long-Term Incentives
Mr. Snow	10%	10%	80%
Other Executive Officers	25%	20%	55%

Total Compensation Management Process

Each executive’s total compensation is reviewed at the beginning of each year through the Total Compensation Management process. Compensation decisions are made in the January/February time frame regarding salary increases that become effective April 1. Bonus compensation is paid in March for the executive’s prior year performance and equity awards are made in February that also reflect the executive’s prior year performance, as well as future potential contributions. All of these decisions are made in the context of the Company’s performance against targets and the individual’s performance against individual performance goals and objectives. Specifically, the compensation decisions made by the Board of Directors in January 2007 for the executive officers, including the named executive officers, were as follows: salary increases effective April 1, 2007, bonus paid in March 2007 based on 2006 performance, and stock-based awards made in February 2007 based on 2006 performance and future potential contributions.

In making recommendations with respect to any element of an executive officer’s compensation, the Compensation Committee considers the total compensation, including salary, annual bonus and long-term incentive compensation. The Compensation Committee’s goal is to recommend compensation that is reasonable and competitive when all elements of potential compensation are considered.

Base Salary

Base salary represents approximately 25% of an executive officer’s total compensation. For Mr. Snow, however, base salary represents approximately 10% of his total compensation. Executive officers’ base salaries are determined with reference to competitive market data for comparable positions in the marketplace and are targeted generally at the 50th percentile of salaries of similar positions at the benchmark companies. Base salary may be adjusted annually to reflect the executive’s contribution to the Company, experience, expertise and relative position against competitive market rates. Mr. Snow’s salary is set by the Board of Directors, consistent with the foregoing and in accordance with the requirements of his employment agreement (see “Employment Agreement with David B. Snow, Jr.”).

In 2006, the Board approved an increase in Mr. Snow’s salary, effective April 1, 2006, from $1,100,000 to $1,200,000. Effective April 1, 2007, Mr. Snow’s base salary was increased to $1,300,000. In recommending the increases, the Compensation Committee considered the factors previously mentioned above along with the quality of Mr. Snow’s leadership in promoting strategic growth. The other named executive officers received salary increases based on individual performance, as well as overall internal and external pay equity that ranged from 5% to 12%. Mr. Klepper’s base salary was increased in 2006 to reflect his new role as President and his increased responsibilities with respect to the revenue lines of business.

Annual Bonuses

The executive officers of the Company, including the named executive officers, are eligible each year for an annual cash bonus pursuant to the Company’s Executive Annual Incentive Plan (“EAIP”). The EAIP was approved by shareholders at the 2005 Annual Meeting of Shareholders and it operates as a part of the Company’s broad-based annual incentive plan (AIP). In order to provide the Compensation Committee with the flexibility to reward executives for superior performance while maintaining compliance with the requirements of Section 162(m) of the Internal Revenue Code, the EAIP establishes a maximum award and the Compensation Committee can and does exercise negative discretion on the maximum award to further align each individual’s bonus with the individual’s performance. In arriving at the actual bonus for a particular executive, the Compensation Committee considers the target bonus multiplied by the overall bonus funding percentage (described below) and adjusts the amount upwardly or downwardly to reflect the executive’s overall contribution to the Company. Actual bonus payments have consistently been lower than the maximum allowable under the EAIP.

Bonus Pool—Company Funding

At the beginning of each performance year, the AIP performance goals are established through a process that includes input from senior management and results in a recommendation by the Compensation Committee to the Board of Directors. For each of the Company’s performance goals, there is a threshold, target and maximum payout. No bonuses are paid if total performance is less than 50% of target and the total AIP bonus pool is capped at 150% of target. The payout for each goal is calculated and the results are added together to determine the total funding of the bonus pool. The EAIP uses the same performance metrics and targets as the AIP.

The performance goals for 2006 were earnings per share (excluding the amortization of intangible assets that existed at the time that Medco became a publicly traded enterprise), net new sales, client satisfaction and member satisfaction. Each metric, which is described below, is closely tied to the execution of strategic business objectives and in the aggregate are designed to drive shareholder value.

EPS: The growth of earnings per share (excluding the amortization of intangible assets that existed when Medco became a publicly traded enterprise) is related to the growth of shareholder value and is an important measure used by the investing community to evaluate our financial performance. Long-term sustained growth should positively impact our share price and market capitalization. The stated intangible asset amortization is excluded because it results from the Merck & Co., Inc. acquisition of Medco in 1993, and is therefore not relevant to current operating performance. The Board of Directors also considers one-time and extraordinary charges and adjusts earnings per share so that management is not advantaged by favorable items or disadvantaged by unfavorable items that are not relevant to current operating performance. For example, earnings per share for purposes of the AIP are adjusted so that no benefit is derived from share repurchases in excess of the assumptions in management’s operating plan. Similarly, adjustments have been made for charges related to the settlement of certain litigation with the United States Department of Justice. Finally, earnings per share results include the expense associated with the AIP funding. Target EPS for 2006 was $2.62.

Net-New Sales: The Company’s success depends on revenues generated from its customers, or clients. Net-new sales is a key measure of the strategic goal of increasing revenue. Net-new sales represent the fiscal year impact of new sales, the net growth in lives from our existing clients, and the calendarization of prior year new clients, offset by lost sales from terminated accounts. Target net new sales for 2006 was $1,600,000,000.

Client and Member Satisfaction: The AIP also uses client satisfaction and member satisfaction as performance measures because they are both leading indicators of our ability to retain, expand and renew existing clients and maintain a reputation that attracts new clients. Target client satisfaction for 2006 was 92.2% and target member satisfaction for 2006 was 92.5%.

The chart below summarizes the relative weighting of the 2006 performance goals and funding levels.

Annual Incentive Plan 2006 Performance Goal Weighting
Goal	Threshold	Target	Maximum
Earnings Per Share*	25.0%	50.0%	75.0%
Net New Sales ($M)	15.0%	30.0%	45.0%
Client Satisfaction	5.0%	10.0%	15.0%
Member Satisfaction	5.0%	10.0%	15.0%
Total Funding	50.0%	100.0%	150.0%
* Excluding the amortization of intangible assets that existed at the time that Medco became a publicly traded enterprise.

Generally, the Committee sets the target level for earnings per share based on the Company’s operating plan for the year, which includes a series of stretch goals to ensure short-term growth objectives are met or exceeded, and performance is consistent with what is necessary for long-term earnings and shareholder value growth. Minimum and maximum earnings per share objectives are set a few percentage points above and below the target level. In making the annual determination of the minimum, target and maximum levels, the Committee may consider the specific circumstances facing the Company during the coming year and expectations regarding earnings per share and Company performance, including the Company’s operating plan. Net new sales are set in alignment with the Company’s operating plan. This measure reflects the net addition of clients to Medco’s client base, thus driving volume and revenue increases, earnings growth and increased shareholder value. Medco’s client contracts generally range from three to five years in length and as such a significant amount of business requires renewal each year, necessitating a high degree of success in retaining clients in order to achieve net-new targets. If retention were to fall below target, higher new sales would be required as an offset, or the target would not be met. Client and member satisfaction targets are established based on historical experience, and future goals based on the Company’s desire to retain clients and win new clients through positive referrals and overall reputation. Our client and member satisfaction measures, which are based on third-party administered surveys, are extremely high, and year-over-year improvement requires a significant level of effort and service improvements in order to maintain and ultimately further improve the satisfaction levels.

Target performance can be achieved only if a series of stretch goals are met across the performance metrics. The Compensation Committee believes that target can be achieved with consistent superior performance throughout the year. Over the past three years, the Company has achieved performance in excess of the target level, but has not achieved the maximum performance level. Since 2003, the overall bonus plan funding percentage has been between 95% and 129% of target funding. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Individual Bonus—Targets

The Compensation Committee, working with its consultant, establishes target and maximum bonus opportunities for each executive officer. The targets are generally set at the 50th percentile of competitive compensation practices. These recommendations are submitted to the Board of Directors for final approval. While the overall AIP bonus funding is capped at 150% of target funding, individual awards for the named executive officers are capped under the EAIP at a percentage of base salary. For 2006, the target and maximum bonus opportunities expressed as a percentage of base salary were as follows:

	Target Bonus (as a percentage of base salary)	Maximum Bonus (as a percentage of base salary)
Chief Executive Officer	100%	250%
President and Chief Operating Officer	80%	200%
Other executive officers (except Controller)	55%	138%
Controller	40%	100%

The Compensation Committee establishes individual performance goals and objectives for the Chief Executive Officer and the Chief Executive Officer establishes individual goals and objectives for the other executive officers.

After the end of the fiscal year, the Compensation Committee reviews the Company’s actual performance against each of the performance goals established at the outset of the year and uses the performance weightings to establish the total AIP bonus pool. Total bonus payments for all employees in the aggregate do not exceed the Company funded amount. However, individual bonuses are paid above and below the Company funding depending on individual performance (subject to the maximum limits authorized under EAIP).

The Compensation Committee reviews Mr. Snow’s performance against target, generally with the assistance of its compensation consultant. The Compensation Committee also meets with the Chief Executive Officer and undertakes a thorough evaluation of each executive officer’s individual performance against goals. As a result, the Compensation Committee’s bonus recommendations take into account each executive officer’s individual performance and contribution during the year.

2006 Annual Bonuses for Named Executive Officers

For 2006, the AIP funded at 129% of target resulting in a maximum bonus opportunity under the EAIP. The Committee recommended and the Board approved payments under the EAIP for 2006 performance which were paid on March 8, 2007. In order to comply with Section 162(m) of the Internal Revenue Code, the Committee exercises negative discretion to reduce the EAIP maximum award to reflect individual performance. In practice, the Committee also looks at the AIP funding level multiplied by the executive’s target bonus opportunity and adjusts upwardly or downwardly to reflect the individual’s performance against goals and objectives.

As a result of their performance, the named executive officers were paid bonuses at a higher percentage of target than the funding percentage, but less than the amount allowable under the EAIP. As described above, ultimate bonus decisions reflect an evaluation of individual performance against goals and objectives. Consistent with the Committee’s past practice, the actual bonus payments reflected in the table are less than the allowable EAIP amount and differentiate between executives based on individual performance.

Name	Amount Paid for 2006 Under EAIP
Mr. Snow	$1,700,000
Mr. Klepper	$725,000
Mr. Birch	$350,000
Mr. Driscoll	$365,000
Ms. Reed	$400,000

In making its recommendation, the Compensation Committee considered a variety of accomplishments by each named executive officer during the fiscal year, as well as the Company’s financial results and year-over-year growth and improvement in shareholder value. In particular, the Committee reviewed the outcome of the key drivers of the business including net-new sales, generic dispensing rates, mail growth, specialty pharmacy and Medicare Part D. The Committee rewarded Mr. Snow and the other named executive officers for their contribution to these results and for significant innovation that continues to differentiate Medco from its competitors. The Committee evaluated Mr. Snow’s performance, and for the other named executive officers, the Committee considered their performance against stated goals and objectives along with Mr. Snow’s assessment of their performance.

Long-term Incentive Compensation

The present value of long-term incentives generally account for 80% of Mr. Snow’s total compensation and 55% of total compensation for the other executive officers, including the named executive officers. In order to calculate total compensation, long-term incentives are assumed to have the value reported for financial accounting purposes. For example, the valuation of stock options is consistent with Black-Scholes methodologies used by the Company for the financial reporting of stock option expense. The actual value to the executive may be higher or lower depending on the future performance of the Company’s stock.

Mix of Restricted Stock Units and Stock Options

The Company’s long-term incentive program for employees at the manager level and above, including the named executive officers, takes the form of a combination of stock options and restricted stock unit grants. From a total share perspective, awards generally consist of 70% options and 30% restricted stock units. From an economic value perspective, the awards are approximately equal. The use of a mix of stock options and restricted stock units was introduced in 2005. Since fewer restricted stock units are used to deliver the same value as stock options (i.e., one restricted stock unit has the value of approximately three stock options), this approach helps us manage the number of shares granted under our stock incentive plans. In addition, since the restricted stock units use cliff vesting (100% after three years of service after the grant), they further promote retention.

Stock Options

Under the long-term incentive program, stock options are granted on predetermined dates throughout the year at fair market value on the grant date and vest in annual installments over three years. Options are not granted “in-the-money” and we will not reduce the exercise price of stock option grants without shareholder approval (except as allowed by the stock incentive plan for certain corporate transactions). Executive officers are allowed to transfer stock options to family trusts, but options are not otherwise transferable.

Restricted Stock Units

Restricted stock units generally vest 100% after three years of service and are subject to limitations on transfer prior to vesting. The conversion of restricted stock units may be deferred in accordance with our deferred compensation policies at the election of the executive.

2006 Long-term Incentives

In 2006, the Compensation Committee recommended the stock option and restricted stock unit awards for the named executive officers identified in the Grants of Plan-Based Awards table. In making its recommendation, the Compensation Committee considered competitive market data on total compensation packages, the value of long-term incentive grants at targeted external companies, the current and future contributions of the executive officers and, except in the case of the award to Mr. Snow, the recommendations of Mr. Snow. The awards were approved by the Board of Directors.

Stock Ownership and Holding Policy

Executive officers (including the named executive officers) and other senior executives are subject to mandatory share ownership guidelines. Executives are not required to purchase Company stock and there is no deadline for achieving the target. However, each time an executive acquires shares through Company stock plans, such as by exercising a stock option, the executive is required to retain a percentage of the net profit shares (i.e., shares remaining after the payment of the exercise price and taxes) until the executive reaches the stock ownership target. The ownership guidelines apply during the executive’s employment and for six months after their employment ends.

The following table summarizes the stock ownership guidelines and holding periods applicable to all executives covered by our stock ownership policy:

	Ownership Target (Multiple of Salary)		Retention Ratio Until Stock Ownership Target Achieved
Chairman & CEO	5.0	x	100%
Executive Officers	3.0	x	75%
Other Senior Officers	1.5	x	75%

The following table summarizes the current holdings of the named executive officers as of March 1, 2007. Current holdings include stock held by the executive individually or jointly with a spouse, shares held through the 401(k) Savings Plan, and vested but deferred restricted stock units. Stock options (whether or not vested) and unvested restricted stock units do not count for purposes of the ownership guidelines.

Name	Current Holdings (in Shares)	Current Target (in Shares)
Mr. Snow	49,840	115,300
Mr. Klepper	44,655	40,400
Mr. Birch	22,781	24,700
Mr. Driscoll	23,111	22,900
Ms. Reed	17,620	28,800

Benefits and Perquisites

With limited exceptions, the Committee’s policy is to provide benefits to executive officers that are the same as those offered to all employees of the Company. We provide comprehensive health benefits, as well as life insurance and a disability program for all benefits-eligible employees, including the named executive officers. In addition, we offer retirement benefits through qualified and non-qualified plans to a broad employee population, including the named executive officers. Our retirement plan benefits are based on base salary; bonus, stock option gain and other incentive compensation is not taken into account under our retirement plans. We review our benefit plans in comparison to those offered by the companies we compete with for talent. The named executive officers do not receive any special life, health or retirement benefits.

We generally do not provide perquisites and have generally limited those to annual physical health exams for our senior executives, including the named executive officers. Under that program, our senior executives can receive a comprehensive physical at a contracted executive health facility. Alternatively, we will pay up to the contracted rate for a similar examination at a facility selected by the executive. We provide physicals because the ongoing health and well being of our executives is critically important to our long-term success. In 2006, Mr. Klepper received an annual physical exam under the executive program. Mr. Snow and Ms. Reed received physicals at their own cost. Messrs. Birch and Driscoll did not participate in the program.

Mr. Snow has been provided with an automobile allowance in accordance with his employment agreement (see “Employment Agreement with David B. Snow, Jr.”). Mr. Snow is also entitled to be reimbursed for up to $10,000 for financial planning and tax preparation services. In 2006, Mr. Snow received $22,620 for his annual car allowance and was reimbursed $10,000 for financial planning.

We lease a corporate aircraft for the exclusive business use of our employees, including but not limited to the named executive officers. Personal use of the aircraft is not permitted under company policy. We also maintain two corporate apartments for use by our employees broadly. We lease an apartment in Memphis, Tennessee and we own an apartment in Mahwah, New Jersey. Many of our employees are located throughout the United States and are required to travel extensively. Corporate apartments located near our headquarters in New Jersey and Accredo’s headquarters in Memphis, Tennessee are cost effective when compared to hotel expenses or longer term efficiency lodging. In addition, the corporate apartments enable us to monitor and control data security. None of the named executive officers used either apartment during 2006.

Separation and Change in Control Benefits

We maintain an executive severance plan for our most senior executives, including the named executive officers (other than Mr. Snow who has change in control protections through his employment agreement, see “Employment Agreement with David B. Snow, Jr.”). The plan provides for salary and benefit continuation for a one-year period and a pro rata bonus following termination of employment without cause. We also maintain an executive change in control severance plan that provides enhanced benefits to executive officers (other than Mr. Snow) who are terminated in connection with a change in control. We maintain the severance plans for several reasons. First, a basic severance plan is necessary at the senior level to attract and retain talent. Second, we recognize that senior executives who lose their jobs will need a period of time to find subsequent employment. We added the enhanced change in control benefit to provide an additional level of financial security for our most senior executives. These are the executives who could be asked to evaluate a transaction that may maximize shareholder value while resulting in the elimination of their jobs. The change in control plan was adopted in part to minimize the distraction caused by concerns over personal financial security in the context of a change in control. The change in control benefits, including any accelerated vesting of equity awards, are subject to both a change in control and loss of employment.

Payments and benefits under the change in control plan are inclusive of the regular severance benefits and include a prorated bonus for the year of the executive’s termination of employment, severance pay equal to two times the executive’s base salary and annual bonus, and continued health benefits for 12 months. All severance payments are conditioned on the executive signing a general release of claims and agreeing to the terms of certain restrictive covenants regarding non-competition, non-solicitation and confidentiality. Severance pay is made in installments, in part to support the enforcement of the restrictive covenants. Finally, an executive can only receive payments under one of the severance plans and neither plan provides for golden parachute gross-up payments.

Mr. Snow’s employment agreement provides for severance pay and benefits. Severance pay of two times base salary and annual bonus, and continued health benefits for 12 months is payable if he is terminated without cause. Severance pay is increased to three times base salary and annual bonus if Mr. Snow’s employment is terminated in connection with a change in control. Severance is limited to one times base salary and annual bonus if Mr. Snow’s employment terminates as a result of his disability. In each case, severance is paid in a lump sum. If Mr. Snow’s severance subjects him to a golden parachute excise tax, Mr. Snow is entitled to an additional payment equal to 125% of the excise tax amount. Mr. Snow is subject to a two year non-compete and non-solicitation agreement and the payment of severance is also subject to him signing a general release of claims. Mr. Snow’s employment agreement was amended in January 2007 to address tax law changes. As a result, severance payments may be delayed for six months after termination of employment. We extended Mr. Snow’s agreement through March 31, 2009 under the same terms. However, we increased the ownership change necessary to trigger any change in control benefits.

Stock Option Grant Practices

Stock options are granted with an exercise price at least equal to the fair market value on the day of the grant. Prior to 2007, fair market value for stock option granting purposes was defined as the average of the high and low trading prices on the date of grant. Beginning with the 2007 grant, fair market value is defined as the closing price of a share of common stock on the grant date. We have historically made annual grants on the last Friday of February and quarterly new hire grants on the first business day of the middle month of the fiscal quarter: February, May, August and November. New hire grants are always made on the grant date that follows the employee’s first day of work. Messrs. Klepper and Birch received one-time grants in 2004.

For the 2006 grant, the Board of Directors anticipated that 2005 earnings might be released after the regularly scheduled annual grant date; additional time was needed to prepare our first financial statements that included the results of Accredo. In anticipation of this timing, the Board of Directors delayed grants for the executive officers until after the annual earnings release and required that executive officer grants be priced at the higher of the stock price on February 24, 2006 (the regularly scheduled annual grant date) and March 3, 2006 (the actual grant date). This insured that the executive officers could not benefit in any way from any movement in our stock price. As a result, the exercise price for the executive officers, including the named executive officers, was $2.14 higher than the grant price for the other employees. During the summer of 2006, the Compensation Committee reviewed our option granting practices and recommended that the quarterly new hire grants be moved to the last Friday of February, May, August and November to ensure that stock-based awards are not granted during our regularly scheduled quarterly blackout periods. Annual grants will continue to be made on the last Friday of February. These changes were approved by the Board of Directors and became effective with the November 2006 grant. Grants to directors occur on the date of the Annual Meeting of Shareholders, a date that is established a year in advance. We will not make discretionary grants on any other dates.

Policy with Respect to the $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Compensation Committee designs certain components of executive compensation to permit full deductibility. However, shareholder interests are at times best served by not restricting the Compensation Committee’s discretion and flexibility in developing compensation programs, even though the programs may result in non-deductible compensation expenses. Accordingly, the Compensation Committee may from time to time approve elements of compensation for certain officers that are not fully deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that begins on page 26. Based on the Compensation Committee’s review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

John L. Cassis, Chairman

Howard W. Barker, Jr., CPA

Charles M. Lillis, Ph.D.

Edward H. Shortliffe, M.D., Ph.D.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and the Audit Committee Report are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 30, 2006. The named executive officers were not entitled to receive payments which would be characterized under the SEC’s disclosure rules as “Bonus.” Payments under the Company’s Executive Annual Incentive Plan (EAIP) are reported under the column captioned “Non-Equity Incentive Plan Compensation.” Amounts listed under that column were paid on March 8, 2007 in respect of 2006 performance. The Summary Compensation Table and the tables below report actual salary paid during calendar year 2006, the March 2007 bonus payment (for 2006 performance) and stock options and restricted stock units granted in February 2006 (for 2005 performance). Therefore, the tables reflect some decisions made by the Board in February 2006 (salary increases and equity awards) and some made in January 2007 (non-equity incentive compensation).

As more fully discussed in the Compensation Discussion and Analysis, the Board of Directors reviews total compensation including all cash-based compensation and stock-based compensation. Using the items of compensation reported for the named executive officers, “Salary” accounted for approximately 15% of total compensation of the named executive officers while non-equity, cash incentive compensation accounted for approximately 20% of total compensation. Because the table below reflects the Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”) value of equity awards vesting in 2006 rather than those granted in 2006, these percentages cannot be derived using the amounts reflected in the table below. The grant date fair value of the equity awards made in 2006 is reported in the “Grants of Plan-Based Awards” table.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)(1)	Stock Awards ($) (e)(2)	Option Awards ($) (f)(3)	Non-Equity Incentive Plan Compensation ($) (g)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(5)	All Other Compensation ($) (i)(6)	Total ($) (j)
David B. Snow, Jr. Chairman and Chief Executive Officer(7)	2006	$1,183,224	—	$2,090,786	$4,079,047	$1,700,000	$42,215	$44,809	$9,140,081

Kenneth O. Klepper President and Chief Operating Officer(8)	2006	$673,158	—	$835,192	$1,849,942	$725,000	$22,790	$11,519	$4,117,601

Bryan D. Birch Group President, Employer Accounts(9)	2006	$420,887	—	$368,232	$1,141,289	$350,000	$15,423	$10,913	$2,306,745

John P. Driscoll President, Insured and Emerging Markets(10)	2006	$386,881	—	$325,515	$771,372	$365,000	$13,971	$10,842	$1,873,581

JoAnn A. Reed Senior Vice President, Finance and Chief Financial Officer	2006	$486,619	—	$304,157	$564,513	$400,000	$26,651	$11,073	$1,793,014

1.	Under the SEC’s disclosure rules, the term “bonus” does not include awards that are performance-based. As a result of this definition, payments under the Company’s Executive Annual Incentive Plan (EAIP) are not considered “bonus” and are reported under the column captioned “Non-Equity Incentive Plan Compensation.” The named executive officers were not entitled to receive payments which would be characterized under the SEC’s disclosure rules as “bonus.”
2.	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with FAS 123R for awards of restricted stock units granted pursuant to the 2002 Stock Incentive Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 11 “Stock-Based Compensation” to the Company’s audited financial statements for the fiscal year ended December 30, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2007.
3.	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with FAS 123R for options granted pursuant to the 2002 Stock Incentive Plan and thus may include amounts from options granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 11 “Stock-Based Compensation” to the Company’s audited financial statements for the fiscal year ended December 30, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2007.
4.	The amounts in column (g) reflect the cash awards to the named executive officers under the EAIP, which is discussed in further detail on page 28 under the heading “Annual bonuses”.
5.	The amounts in column (h) reflect the increase in the cash balance account value under the Company’s Cash Balance Retirement Plan and Supplemental Executive Retirement Plan.
6.	The amounts in column (i) All Other Compensation are detailed below.

Name	401(k) Matching Contribution	Life Insurance Premiums	Car Allowance	Financial Planning	Total
David B. Snow, Jr.	$9,900	$2,289	$22,620	$10,000	$44,809
Kenneth O. Klepper	$9,900	$1,619	—	—	$11,519
Bryan D. Birch	$9,900	$1,013	—	—	$10,913
John P. Driscoll	$9,900	$942	—	—	$10,842
JoAnn A. Reed	$9,900	$1,173	—	—	$11,073

7.	Mr. Snow’s current position became effective March 1, 2006. Mr. Snow commenced his employment on March 31, 2003 as Chief Executive Officer and President. On June 9, 2003, Mr. Snow was appointed Chairman of the Board of Directors.
8.	Mr. Klepper’s current position became effective March 1, 2006. Prior to that date, Mr. Klepper served as Executive Vice President and Chief Operating Officer.
9.	Mr. Birch’s current position became effective April 1, 2006. Prior to that date, Mr. Birch served as Group President, Systemed.
10.	Mr. Driscoll’s current position became effective June 1, 2006. Prior to that date, Mr. Driscoll served as Senior Vice President, Product and Business Development.

Grants of Plan-Based Awards

Name (a)	Grant Date (b)	BOD Meeting Date (c)(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (g)(3)	All Other Option Awards: Number of Securities Underlying Options (#) (h)(4)	Exercise or Base Price of Option Awards ($/Sh) (i)(5)	Grant Date Fair Value ($) (j)
			Threshold ($) (d)(2)	Target ($) (e)	Maximum ($) (f)
David B. Snow, Jr.	—	—	$600,000	$1,200,000	$3,000,000	—	—	—	—
	3/3/2006	2/24/2006	—	—	—	46,800	185,000	$58.48	$7,152,814
Kenneth O. Klepper	—	—	$280,000	$560,000	$1,400,000	—	—	—	—
	3/3/2006	2/24/2006	—	—	—	23,800	61,200	$58.48	$2,852,668
Bryan D. Birch	—	—	$117,728	$235,455	$588,638	—	—	—	—
	3/3/2006	2/24/2006	—	—	—	9,520	24,480	$58.48	$1,141,068
John P. Driscoll	—	—	$109,065	$218,130	$545,325	—	—	—	—
	3/3/2006	2/24/2006	—	—	—	9,520	24,480	$58.48	$1,141,068
JoAnn A. Reed	—	—	$137,500	$275,000	$687,500	—	—	—	—
	3/3/2006	2/24/2006	—	—	—	9,520	24,480	$58.48	$1,141,068

1.	The Board of Directors held a meeting on February 24, 2006 during which the awards reported in the Grants of Plan-Based Awards table were approved. The Board of Directors specifically required that the awards not be granted until the second full trading day after the annual earnings release. As a result, the awards were made in accordance with the Board’s action on March 3, 2006. For more details, see “Stock Option Grant Practices” on page 34.
2.	The amounts in column (d) reflect the minimum payment level under the Company’s EAIP which is 50 percent of the target amount. No amounts are paid if the threshold performance level of 50 percent is not attained. The EAIP permits maximum awards of up to 250% of target. The actual award to each executive officer is based on individual performance against goals and objectives and may be more or less than the award funded by corporate performance. For a thorough discussion of the EAIP, see page 28.
3.	The amounts in column (g) reflect the number of restricted stock units granted to each named executive officer under the 2002 Stock Incentive Plan. Restricted stock units vest in one installment on the third anniversary of grant, subject to continued employment. Restricted stock units also vest in full upon death or termination of employment following a change in control. A prorated portion vests if the executive’s employment is terminated without cause. Unvested restricted stock units are forfeited upon any other termination of employment. Upon vesting, restricted stock units convert into shares of Company stock. The executives may elect to defer payment of restricted stock units.
4.	The amounts in column (h) reflect the number of stock options granted to each named executive officer under the 2002 Stock Incentive Plan. The options vest in three installments beginning on the first anniversary of the grant. In the case of termination of employment following a change in control, unvested options will vest and remain exercisable for two years. In the case of death, the next installment vests and the remaining unvested options terminate. In all other cases, the unvested options terminate upon termination of employment. Vested options remain exercisable for a stated period ranging from 90 days to two years depending on the circumstances of the termination.
5.	The amount in column (i) reflects the average of the high and low stock price on the grant date. The closing price of the stock on the grant date, March 3, 2006, was $58.05.

Outstanding Equity Awards at Fiscal Year-End

Name (a)	Grant Date	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable (b)(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)(1)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)(3)
David B. Snow, Jr.	3/3/2006			185,000		$58.48	3/2/2016	46,800	$2,500,992
	2/25/2005	64,200		128,400		$44.19	2/24/2015	52,600	$2,810,944
	2/27/2004	158,733		79,367		$32.51	2/26/2014
	8/26/2003	317,100	(4)			$26.92	8/25/2013

Kenneth O. Klepper	3/3/2006			61,200		$58.48	3/2/2016	23,800	$1,271,872
	2/25/2005	16,566		33,134		$44.19	2/24/2015	20,300	$1,084,832
	4/21/2004			100,000	(5)	$34.72	4/20/2014
	2/27/2004			26,667		$32.51	2/26/2014
	8/26/2003	33,334				$26.92	8/25/2013

Bryan D. Birch	3/3/2006			24,480		$58.48	3/2/2016	9,520	$508,749
	2/25/2005	11,833		23,667		$44.19	2/24/2015	14,500	$774,880
	4/21/2004			40,000	(5)	$34.72	4/20/2014
	2/27/2004			30,000		$32.51	2/26/2014
	8/26/2003	30,000				$26.92	8/25/2013

John P. Driscoll	3/3/2006			24,480		$58.48	3/2/2016	9,520	$508,749
	2/25/2005	9,466		18,934		$44.19	2/24/2015	11,600	$619,904
	2/27/2004	23,333		23,334		$32.51	2/26/2014
	8/26/2003	26,667				$26.92	8/25/2013

JoAnn A. Reed	3/3/2006			24,480		$58.48	3/2/2016	9,520	$508,749
	2/25/2005	8,283		16,567		$44.19	2/24/2015	10,150	$542,416
	2/27/2004	45,334		22,666		$32.51	2/26/2014
	8/26/2003	227,500	(6)			$26.92	8/25/2013
	8/26/2003	90,000	(7)			$26.92	8/25/2013
	3/1/2002	90,096	(8)			$27.59	2/29/2012

1.	Except as specifically footnoted, option grants vest in three annual installments beginning on the first anniversary of the date of grant.
2.	All restricted stock unit awards reflected in column (f) vest 100% on the third anniversary of the date of grant. For each executive officer, the first reported award will vest on February 25, 2008 and the next award will vest on March 3, 2009.
3.	The amounts in column (g) reflect the market value of the units at the closing stock price on December 29, 2006 ($53.44), the last trading day of the fiscal year.
4.	This option grant vested 100% on August 26, 2006.
5.	This option grant will vest 100% on April 21, 2007.
6.	This option grant vested 100% on August 26, 2005.
7.	This option grant vested in three annual installments beginning February 28, 2004.
8.	This option was granted by Merck & Co., Inc. and assumed by the Company at the time of the spin off.

Option Exercises and Stock Vested

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)(1)	Value Realized on Vesting ($) (e)(2)
David B. Snow, Jr.	—	—	92,900	$5,685,480

Kenneth O. Klepper(3)	17,778	$488,717	25,000	$1,530,000
	17,778	$524,273	—	—
	17,777	$559,798	—	—

Bryan D. Birch	30,000	$764,700	—	—

John P. Driscoll	—	—	—	—

JoAnn A. Reed	—	—	—	—

1.	The restricted stock units reflected in column (d) vested 100% on August 26, 2006.
2.	The amount in column (e) reflects the market value of the restricted stock units from column (d) at the closing stock price on August 25, 2006 ($61.20), the day prior to the vesting date. The stock market was closed on the vesting date.
3.	A restricted stock unit with respect to 25,000 shares of the Company’s common stock granted to Mr. Klepper in 2003 vested on August 26, 2006. Receipt was deferred by Mr. Klepper until six months after termination of employment. Based on a closing price of $61.20 on August 25, 2006, the restricted stock unit had an aggregate value of $1,530,000. The change in value from the date of the deferral through the end of the fiscal year is reported in the Nonqualified Deferred Compensation table.

Nonqualified Deferred Compensation

The named executive officers are permitted to elect to defer payment of restricted stock units. Deferral elections are generally required to be made prior to grant, however, as permitted under the Internal Revenue Code, changes to deferral elections are permitted through the year prior to vesting. Executives may defer receipt to a specified date or until six months after termination of employment. Deferred restricted stock units are automatically paid out on the death of an executive.

Name (a)	Executive Contributions in Last FY ($) (b)(1)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)(2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(3)
David B. Snow, Jr.	—	—	—	—	—
Kenneth O. Klepper	$1,530,000	—	$(194,000)	—	$1,336,000
Bryan D. Birch	—	—	—	—	—
John P. Driscoll	—	—	—	—	—
JoAnn A. Reed	—	—	—	—	—

1.	The amount in column (b) represents the value of 25,000 shares of Medco common stock that vested on August 26, 2006 at the closing price on August 25, 2006 ($61.20). The stock market was closed on the vesting date. Of the amounts reported in columns (b) and (f), $149,556 was reported in column (e) of the Summary Compensation Table and included in Total Compensation reported in column (j) of the Summary Compensation Table. This represents the FAS 123R value of the portion of the restricted stock unit that vested in 2006. Mr. Klepper has elected to defer payment of 25,000 restricted stock units that vested on August 26, 2006 until six months after his termination of employment.
2.	The amount in column (d) represents the difference in the closing price of 25,000 shares of Medco common stock on August 25, 2006 and December 29, 2006, the last trading day of the fiscal year.
3.	The amount in column (f) represents the value of 25,000 shares of Medco common stock at the closing price on December 29, 2006 ($53.44), the last trading day of the fiscal year.

Pension Benefits

Medco maintains two defined benefit retirement plans for our employees, the Medco Cash Balance Retirement Plan, a tax-qualified plan covering most Medco employees, and the Medco Health Solutions, Inc. Supplemental Retirement Plan, an unfunded plan that covers all Medco employees whose base salary exceeds the limits established under the Internal Revenue Code. The Medco Supplemental Retirement Plan, which was adopted as of January 1, 1998, is intended to provide benefits that the Medco Cash Balance Retirement Plan does not provide because of those salary limitations. If eligible, an individual participates in both plans as the Medco Supplemental Retirement Plan does not replace the Medco Cash Balance Retirement Plan.

The named executive officers participate in the Medco Cash Balance Retirement Plan and the Medco Supplemental Retirement Plan. A participant’s retirement income is determined as follows: for each calendar year, a participant’s aggregate accrued benefit under the plans, which is stated as an account balance, is increased by a service credit and an interest credit. The service credit is equal to 3.5% of base pay for participants with 10 or less years of service and 4.5% of base pay for participants with more than 10 years of service. Base pay is regular base wages and does not include bonus or option gain. Interest credits are a stated percentage of the accrued benefit. For 2006, interest was credited at 4.34%. Participants vest in their account balance 20 percent each year after three years of service so that they are fully vested after seven years of service. The table below indicates years of service for each named executive officer and the present value of their accrued benefit under each plan. The plans do not provide for an offset for Social Security benefits. Ms. Reed is the only named executive officer with more than 10 years of service. Accordingly, Ms. Reed is fully vested in her accrued benefit and her service credit was equal to 4.5% of base pay while the other named executive officers accrued a benefit at the rate of 3.5% of pay.

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)(1)	Payments During Last Fiscal Year ($) (e)
David B. Snow, Jr.	Medco Health Solutions, Inc. Cash Balance Retirement Plan	4	$30,654	—
	Medco Health Solutions, Inc. Supplemental Employee Retirement Plan	4	$97,153	—

Kenneth O. Klepper	Medco Health Solutions, Inc. Cash Balance Retirement Plan	4	$30,654	—
	Medco Health Solutions, Inc. Supplemental Employee Retirement Plan	4	$33,138	—

Bryan D. Birch	Medco Health Solutions, Inc. Cash Balance Retirement Plan	4	$29,070	—
	Medco Health Solutions, Inc. Supplemental Employee Retirement Plan	4	$19,071	—

John P. Driscoll	Medco Health Solutions, Inc. Cash Balance Retirement Plan	4	$29,704	—
	Medco Health Solutions, Inc. Supplemental Employee Retirement Plan	4	$15,465	—

JoAnn A. Reed	Medco Health Solutions, Inc. Cash Balance Retirement Plan	19	$123,811	—
	Medco Health Solutions, Inc. Supplemental Employee Retirement Plan	19	$50,029	—

1.	The amount in column (d) reflects each participant’s account balance that has been accrued under the Medco Cash Balance and Supplemental Retirement Plans. A participant’s accrued benefit is increased by service and interest credits. These account balances are as of December 31, 2006 and include service and interest credits through 2006.

Employment Agreement with David B. Snow, Jr.

Mr. Snow has an employment agreement with the Company that governs the terms of his employment. The agreement was amended in 2007 to extend the term through March 31, 2009. The employment agreement provides generally for coverage under the Company’s compensation and benefit programs and also provides for an annual car allowance and up to $10,000 for financial planning.

The Company may terminate Mr. Snow’s employment at any time with or without cause, and Mr. Snow may terminate his employment for good reason (as these terms are defined in the agreement). The payments that would be made to Mr. Snow in connection with the termination of his employment are detailed in the table below. Upon any termination of employment, Mr. Snow would also receive payment of his accrued but unused vacation days. Accrued vacation is paid in a lump sum. Vacation days accrue on the first day of each calendar year. Half of each vacation accrual can be carried over through the first quarter of the subsequent year.

In addition, upon termination of employment for any reason, Mr. Snow will receive payment of his vested benefits under the company’s pension plans as disclosed in the Pension Benefits table. Mr. Snow is not yet fully vested in his pension benefit. Pension benefits are generally paid in a lump sum, however, Mr. Snow could elect to receive his Cash Balance benefit in installments or have it rolled over into an individual retirement account (IRA). Mr. Snow is fully vested in his 401(k) account balance and that balance can be paid to him upon termination of employment. 401(k) balances can also be rolled over into an IRA or left in the plan to age 65.

The following table sets out the payments that could be paid to Mr. Snow upon a termination of his employment. The amounts shown assume that the termination event occurred on or was effective as of December 31, 2006, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to Mr. Snow upon his termination. The actual amounts to be paid out can only be determined at the time of Mr. Snow’s separation from the Company.

Potential Payments upon Termination or Change in Control as of December 31, 2006

David B. Snow, Jr.

	Voluntary Termination					Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination(1)	Retirement @ Age 65(2)	Death(3)	Disability(4)	Good Reason(5)	For Cause Termination(6)	Involuntary Not for Cause Termination(7)	Change in Control(8)
Severance	$0	$0	$0	$2,700,000	$5,400,000	$0	$5,400,000	$8,100,000
Value of Long-term Incentives(9)	$0	$0	$7,566,916	$5,311,936	$2,343,047	$0	$2,343,047	$8,160,766
Post-employment Health Care	$0	$0	$0	$15,562	$15,562	$0	$15,562	$15,562
Life Insurance Proceeds	$0	$0	$1,800,000	$0	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$570,860	$0	$0	$0	$0
280G Tax Gross-up	$0	$0	$0	$0	$0	$0	$0	$1,807,951

Total	$0	$0	$9,366,916	$8,598,358	$7,758,609	$0	$7,758,609	$18,084,279

1.	Upon voluntary termination, Medco’s only obligation is to pay accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All previously vested options remain exercisable for 90 days and all unvested options and restricted stock units are forfeited as of the effective date of the termination.
2.	Upon retirement (assuming he was age 65 and had 4 years of service as of December 31, 2006), Mr. Snow would forfeit his unvested stock options and restricted stock units. Mr. Snow would receive payment of his accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31.
3.	Upon death, Mr. Snow’s beneficiaries would receive payment of the proceeds of company provided life insurance. Payment of accrued but unused vacation would also be made to his legal representative. In addition, the next vesting installment of the 2004, 2005 and 2006 option grants will accelerate and the 2005 and 2006 restricted stock unit grants will vest in full as of the date of death.
4.	Upon termination from the Company by reason of disability, Medco is obligated to pay Mr. Snow severance in an amount equal to one times the sum of current annual base pay plus the last annual bonus. Severance is paid in installments and is conditioned upon Mr. Snow signing a general release of claims and complying with the non-competition and non-solicitation provisions of his employment agreement. In addition, Mr. Snow is entitled to company-paid COBRA benefits for up to 12 months. Mr. Snow would receive monthly disability payments (60% of pay up to $2,000 per month) under a company-provided disability plan to age 65. Medco is also obligated to pay Mr. Snow’s accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All unvested options from the 2004, 2005 and 2006 grants will be forfeited. The 2005 and 2006 restricted stock unit grants will continue to vest as scheduled.
5.

Upon termination for Good Reason, Medco is obligated to pay Mr. Snow severance in an amount equal to two times the sum of current annual base pay plus the last annual bonus. Severance is paid in installments and is conditioned upon Mr. Snow signing a general release of claims and complying with the non-competition and non-solicitation provisions of his employment agreement. In addition, Mr. Snow is entitled to company-paid COBRA benefits for up to 12 months. Medco is also obligated to pay Mr. Snow’s accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All unvested options from the 2004, 2005 and 2006 grants will be forfeited as of the effective date of the termination. A prorated portion of the 2005 and 2006 restricted stock unit grants will vest (1/36th for each month between the date of grant and the date of termination) according to the terms and conditions of the grant.

6.	Upon termination for Cause, Medco’s only obligation is to pay accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All previously vested but unexercised options and all unvested options and unvested restricted stock units will be cancelled immediately as of the effective date of the termination.
7.

Upon an involuntary termination other than for Cause, Medco is obligated to pay Mr. Snow severance in an amount equal to two times the sum of current annual base pay plus the last annual bonus. Severance is paid in installments and is conditioned upon Mr. Snow signing a general release of claims and complying with the non-competition and non-solicitation provisions in his employment agreement. In addition, Mr. Snow is entitled to company-paid COBRA benefits for up to 12 months. Medco is also obligated to pay Mr. Snow’s accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All unvested options from the 2004, 2005 and 2006 grants will be forfeited as of the effective date of the termination. A prorated portion of the 2005 and 2006 restricted stock unit grants will vest (1/36th for each month between the date of grant and the date of termination) according to the terms and conditions of the grant.

8.	Upon termination within one year following a Change in Control, Medco is obligated to pay Mr. Snow severance in a lump sum in an amount equal to three times the sum of current annual base pay plus the last annual bonus. Payment of severance is conditioned upon Mr. Snow signing a general release of claims and complying with the non-competition and non-solicitation provisions in his employment agreement. In addition, Mr. Snow is entitled to company-paid COBRA benefits for up to 12 months. Medco is also obligated to pay Mr. Snow’s accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All unvested options from the 2004, 2005 and 2006 grants and all unvested restricted stock units will be fully vested as of a date of termination occurring within two years after a change in control. Medco is also obligated to pay Mr. Snow an amount equal to 125% of any excise tax attributable to these amounts. This is shown in the table as the 280G Tax Gross Up.
9.	The amounts reported for long-term incentives (stock options and restricted stock units) represent the in-the-money value of stock options and the value of restricted stock units that vest as a result of a termination of employment. The in-the-money value of stock options and the value of restricted stock units is calculated based on the closing stock price on December 29, 2006 ($53.44), the last trading day of the fiscal year. No amount is reported for options or units that were vested prior to December 31, 2006.

Potential Payments Upon Termination or Change in Control as of December 31, 2006

The following table sets out the payments that could be paid to the other named executive officers upon a termination of employment. The amounts shown assume that the termination was effective as of December 31, 2006, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of separation from the Company.

In addition to the amounts shown below, upon termination of employment for any reason, the executive officers will receive payment of:

•	vested benefits under the company’s pension plans as disclosed in the Pension Benefits table;

•	vested account balances under the company’s 401(k) Savings Plan; and

•	accrued but unpaid vacation.

Pension Benefits: Ms. Reed is fully vested in her pension benefit and each other executive officer will be fully vested following seven years of service. Executives fully vest upon reaching age 65 (though in each case the named executive officers would have more than seven years of service before age 65). Pension benefits are generally paid in a lump sum, however, the executives could elect to receive their Cash Balance benefit in installments or have it rolled over into an individual retirement account (IRA).

401(k) Savings Plan: The executives are fully vested in their 401(k) account balances and those balances are eligible for payment upon termination of employment. 401(k) balances can also be rolled over into an IRA or left in the plan to age 65.

Accrued Vacation: Upon termination of employment, the executive officers will receive payment of their accrued but unused vacation days. Accrued vacation is paid in a lump sum. Vacation days accrue on the first day of each calendar year. Generally, half of each vacation accrual can be carried over through the first quarter of the subsequent year. Ms. Reed also has vacation days accrued under a prior Medco policy. Those days may be carried over year to year. For purposes of these tables, we have assumed that all accrued vacation was used by December 31, 2006.

Nonqualified Deferred Compensation: Mr. Klepper would receive payment of his deferred vested restricted stock units described in the Nonqualified Deferred Compensation table. Payment would be made in shares of company stock six months after termination.

Kenneth O. Klepper

Executive Benefits and Payments Upon Termination	Voluntary Termination				Involuntary Termination
	Voluntary Termination(1)	Retirement at Age 65(2)	Death(3)	Disability(4)	For Cause Termination(5)	Involuntary Not for Cause Termination(6)	Change in Control(7)
Severance	$0	$0	$0	$0	$0	$1,225,000	$2,450,000
Value of Long-term Incentives(8)	$0	$0	$4,940,089	$2,356,704	$0	$980,921	$5,093,334
Post-employment Health Care	$0	$0	$0	$0	$0	$9,389	$9,389
Life Insurance Proceeds	$0	$0	$1,050,000	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$406,975	$0	$0	$0
280G Tax Gross-up	$0	$0	$0	$0	$0	$0	$0

Total	$0	$0	$5,990,089	$2,763,679	$0	$2,215,310	$7,522,723

Bryan D. Birch

Executive Benefits and Payments Upon Termination	Voluntary Termination				Involuntary Termination
	Voluntary Termination(1)	Retirement at Age 65(2)	Death(3)	Disability(4)	For Cause Termination(5)	Involuntary Not for Cause Termination(6)	Change in Control(7)
Severance	$0	$0	$0	$0	$0	$778,100	$1,556,200
Value of Long-term Incentives(8)	$0	$0	$2,769,784	$1,283,629	$0	$600,725	$2,879,249
Post-employment Health Care	$0	$0	$0	$0	$0	$12,242	$12,242
Life Insurance Proceeds	$0	$0	$642,150	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$441,118	$0	$0	$0
280G Tax Gross-up	$0	$0	$0	$0	$0	$0	$0

Total	$0	$0	$3,411,934	$1,724,747	$0	$1,391,067	$4,447,691

John P. Driscoll

Executive Benefits and Payments Upon Termination	Voluntary Termination				Involuntary Termination
	Voluntary Termination(1)	Retirement at Age 65(2)	Death(3)	Disability(4)	For Cause Termination(5)	Involuntary Not for Cause Termination(6)	Change in Control(7)
Severance	$0	$0	$0	$0	$0	$771,600	$1,543,200
Value of Long-term Incentives(8)	$0	$0	$1,704,603	$1,128,653	$0	$506,017	$1,792,173
Post-employment Health Care	$0	$0	$0	$0	$0	$9,389	$9,389
Life Insurance Proceeds	$0	$0	$594,900	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$381,339	$0	$0	$0
280G Tax Gross-up	$0	$0	$0	$0	$0	$0	$0

Total	$0	$0	$2,299,503	$1,509,992	$0	$1,287,006	$3,344,762

JoAnn A. Reed

Executive Benefits and Payments Upon Termination	Voluntary Termination				Involuntary Termination
	Voluntary Termination(1)	Retirement at Age 65(2)	Death(3)	Disability(4)	For Cause Termination(5)	Involuntary Not for Cause Termination(6)	Change in Control(7)
Severance	$0	$0	$0	$0	$0	$810,000	$1,620,000
Value of Long-term Incentives(8)	$0	$1,051,165	$1,602,203	$1,051,165	$0	$458,664	$1,678,830
Post-employment Health Care	$0	$0	$0	$0	$0	$9,389	$9,389
Life Insurance Proceeds	$0	$0	$750,000	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$370,739	$0	$0	$0
280G Tax Gross-up	$0	$0	$0	$0	$0	$0	$0

Total	$0	$1,051,165	$2,352,203	$1,421,904	$0	$1,278,053	$3,308,219

1.	Upon voluntary termination, Medco’s only obligation to the executive officer is to pay accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All previously vested options remain exercisable for 90 days and all unvested options and restricted stock units are forfeited as of the effective date of the termination.
2.	Assuming the named executive officer retired on December 31, 2006 at 65 years old with actual years of service, the officer would be eligible to receive accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. In addition, unless the officer had at least 15 years of service, options and restricted stock units are treated as though the executive voluntarily terminated employment. As of December 31, 2006, only Ms. Reed had at least 15 years of service. Accordingly, her unvested options would be forfeited and her vested options would remain outstanding for two years (the vested options held by the other executives would remain exercisable for 90 days). In addition, Ms. Reed’s 2005 and 2006 restricted stock units would continue vest on their normal vesting dates while Messrs. Klepper, Birch and Driscoll would forfeit their restricted stock units.
3.	Upon death, the named executive officers’ beneficiaries would receive payment of the proceeds of company provided life insurance and their legal representatives would receive payment of accrued but unused vacation. In addition, the next vesting installment of the 2004, 2005 and 2006 option grants will accelerate and the 2005 and 2006 restricted stock unit grants will vest in full as of the date of death.

4.	Upon termination by reason of disability, Medco is obligated to pay accrued but unused vacation. All previously vested options remain exercisable for 90 days and all unvested options are forfeited as of the effective date of the termination. The 2005 and 2006 restricted stock unit grants will continue to vest as scheduled. The named executive officer would receive monthly disability payments (60% of pay up to $2,000 per month) under a company provided disability plan to age 65. Generally, employees are not formally terminated until they have been disabled for two years under Medco’s long-term disability plan. During that period of inactive service, the employee would receive continued health and life insurance benefits. Health and life insurance benefits terminate upon termination of employment. However, there is no obligation to continue to employ employees (including the named executive officers) during a period of disability and there is no way to determine whether the employment of any of the named executive officers would be continued during a period of disability. For purposes of this chart, we have assumed that formal termination of employment occurred on December 31, 2006.
5.	Upon termination for Cause, Medco’s only obligation is to pay accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All previously vested but unexercised options and all unvested options and unvested restricted stock units will be cancelled immediately as of the effective date of the termination.
6.	Upon an involuntary termination other than for Cause, Medco is obligated to pay the named executive officers severance in an amount equal to one times the sum of current annual base pay plus the last annual bonus. Severance is paid in equal installments over a one-year period on normal payroll dates. Payment of severance is conditioned upon the executive signing a general release of claims and complying with the terms of a non-competition and non-solicitation agreement. In addition, the named executive officers are entitled to continued health coverage for 12 months. Medco is also obligated to pay accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All unvested options from the 2004, 2005 and 2006 grants will be forfeited as of the effective date of the termination. A prorated portion of the 2005 and 2006 restricted stock unit grants will vest (1/36th for each month between the date of grant and the date of termination) according to the terms and conditions of the grant.
7.	Upon termination of employment within one year of a change in control, Medco is obligated to pay the named executive officers severance in an amount equal to two times the sum of current annual base pay plus the last annual bonus. Severance is paid in equal installments over a two-year period on normal payroll dates. Payment of severance is conditioned upon the executive signing a general release of claims and complying with the terms of a non-competition and non-solicitation agreement. In addition, the named executive officers are entitled to continued health coverage for 12 months. Medco is also obligated to pay accrued but unused vacation. All unvested options from the 2004, 2005 and 2006 grants and all unvested restricted stock units will be fully vested as of a date of termination occurring within two years after a change in control.
8.	The amounts reported for long term incentives (stock options and restricted stock units) represent the in-the-money value of stock options and the value of restricted stock units that vest as a result of a termination of employment. The in-the-money value of stock options and the value of restricted stock units is calculated based on the closing stock price on December 29, 2006 ($53.44), the last trading day of the fiscal year. No amount is reported for options or units that were vested prior to December 31, 2006.

DIRECTOR COMPENSATION

During 2006, each director who was not a Company employee was compensated for services as a director by an annual retainer of $40,000 and a meeting fee of $1,000 for each Board and Committee meeting attended. The Lead Director and the Chairmen of the Compensation Committee and Corporate Governance and Nominating Committee were compensated for such services by an annual retainer of $10,000. The Chairman of the Audit Committee was compensated for such service by an annual retainer of $20,000 and each other member of the Audit Committee received an annual retainer of $5,000. Company employees serving on the board do not receive any compensation for services as a director. The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s business travel accident and directors’ and officers’ indemnity insurance policies.

For 2006, directors received 2,000 restricted stock units and 8,000 nonqualified stock options to purchase shares of Company Common Stock. Grants were made on May 24, 2006, the date of the Annual Meeting of Shareholders. The exercise price of the options was set at the average of the high and low prices of the Company’s Common Stock on the grant date as quoted on the New York Stock Exchange (“NYSE”). Options and restricted stock units granted in 2006 vest one year after they are granted. Restricted stock units are automatically deferred and cannot be converted into Common Stock while the director serves on the Board.

In July 2006 the Board of Directors approved changes to the director compensation program for 2007. The changes were made after a review of competitive market data and a review of current developments in director compensation. As a result, for 2007 the estimated overall value of director compensation was reduced by approximately 18% and a greater portion of director compensation will be paid in cash.

Specifically, beginning in January 2007, each director who is not a Company employee will receive an annual retainer of $50,000. Regular meeting fees have been increased to $2,000 per meeting attended, though telephonic meetings remain at $1,000 per meeting. The additional retainers for committee chairs, the Lead Director and the Audit Committee members remain unchanged. Reasonable expenses continue to be reimbursed and the directors are covered under the Company’s business travel accident and directors’ and officers’ indemnity insurance policies.

On the date of the 2007 Annual Meeting of Shareholders, directors who are not Company employees will be granted equity awards with a financial reporting value of $175,000. The awards will be split equally in value between stock options and restricted stock units. The same terms that applied to the 2006 grants will apply to the 2007 grants; however, the options will be priced at the closing price on May 24, 2007, the date of the Annual Meeting.

Like our executive officers, directors are subject to stock ownership requirements. Directors are required to acquire 5,000 shares of Medco common stock within five years of joining the Board. Directors are also required to defer vested restricted stock units until their service ends. These vested units are counted toward the ownership target and, in the past, have been sufficient to satisfy the ownership target. The obligation to hold Medco common stock applies during their term as a director and for three months after their term ends. As of December 30, 2006, no director had exercised stock options or received payment of deferred restricted stock units.

The following table sets out the compensation paid to or on behalf of our directors during 2006.

Director	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)(1)	Option Awards ($) (c)(1)	All Other Compensation ($) (d)(2)	Total ($) (e)
Howard W. Barker, Jr.	$87,000	$103,277	$176,707	$57	$367,041
John L. Cassis	$82,000	$103,277	$176,707	$57	$362,041
Michael Goldstein	$90,000	$103,277	$176,707	$57	$370,041
Lawrence S. Lewin	$54,000	$103,277	$176,707	$57	$334,041
Charles M. Lillis(3)	$57,000	$124,862	$189,447	$57	$371,366
Edward H. Shortliffe	$57,000	$103,277	$176,707	$57	$337,041
David D. Stevens(4)	$22,700	$0	$0	$57	$22,757
Brian L. Strom(5)	$55,000	$103,277	$176,707	$57	$335,041
Blenda J. Wilson	$55,000	$103,277	$176,707	$57	$335,041

1.	The following table sets out the grant date fair value of stock awards granted to directors in 2006. In addition, it also sets out the number of shares outstanding under all stock awards as of December 30, 2006.

Director	Grant Date Value of Options Granted in 2006	Options Outstanding as of 12/30/2006	Grant Date Value of RSUs Granted in 2006	Unvested RSUs Outstanding as of 12/30/06	Vested Deferred RSUs Outstanding as of 12/30/06
Howard W. Barker, Jr.	$173,440	24,000	$104,060	2,000	10,000
John L. Cassis	$173,440	24,000	$104,060	2,000	10,000
Michael Goldstein	$173,440	24,000	$104,060	2,000	10,000
Lawrence S. Lewin	$173,440	24,000	$104,060	2,000	10,000
Charles M. Lillis	$173,440	24,000	$104,060	2,000	8,000
Edward H. Shortliffe	$173,440	24,000	$104,060	2,000	10,000
Brian L. Strom(5)	$173,440	24,000	$104,060	2,000	10,000
Blenda J. Wilson	$173,440	24,000	$104,060	2,000	10,000

2.	The amount in column (d) reflects the annual premium for business travel accident insurance.
3.	In addition to the regular annual stock awards to directors, Mr. Lillis was granted stock options and restricted stock units upon joining the Board of Directors in 2005 that vested in 2006. A portion of the value of that award is reflected in columns (b) and (c), resulting in a higher award value compared to the other directors.
4.	Mr. Stevens was employed by Accredo through August 2006 and was elected to the Board of Directors on May 24, 2006. In his position as Chief Executive Officer of Accredo, he received compensation that is not reported in this table. While employed, Mr. Stevens did not receive any additional compensation for his service as a director. Following his retirement from Accredo, he was paid the basic Board of Director retainer and meeting fees as reflected above, however, he did not receive any stock awards as a director. Mr. Stevens will receive director stock awards beginning in 2007. Mr. Stevens received executive life and disability benefits under his employment agreement with Accredo and those benefits will continue through August 2008. In addition, in 2006 Accredo made a matching contribution for the benefit of Mr. Stevens under the Accredo deferred compensation plan, also as provided in his employment agreement.
5.	Dr. Strom resigned from the Board of Directors on February 21, 2007.

AUDIT COMMITTEE REPORT

The Audit Committee has the responsibility to oversee and review the preparation of the Company’s consolidated financial statements, the Company’s system of internal controls and the qualifications, independence and performance of both its internal auditors and its independent registered public accounting firm. We have the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board and which is posted on the Company’s Investor Relations website under “Corporate Governance.” The Board has determined that each member of the Audit Committee is independent under the standards of independence established under our corporate governance policies and the NYSE listing requirements and are also independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent registered public accounting firm performs an audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issues a report thereon. Our responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the Company’s financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States, or on the effectiveness of the system of internal control.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements and its internal control over financial reporting as of and for the fiscal year ended December 30, 2006. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, with respect to their audit.

The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with representatives of that firm. We also reviewed, among other things, the audit and non-audit services performed by PricewaterhouseCoopers LLP and the amount of fees paid for such services. We periodically received updates on the amount of fees and scope of audit-related and non-audit related services provided. All services were provided consistent with applicable rules, policies and procedures and were approved in advance of the service being rendered. The Audit Committee’s meetings include, whenever appropriate, separate executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors, in each case without the presence of the Company’s management.

Based on the Audit Committee’s review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

Audit Committee

Howard W. Barker, Jr., CPA, Chairman

John L. Cassis

Michael Goldstein, CPA

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and the Audit Committee Report are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

RELATED PARTY TRANSACTIONS

Related Person Transaction Policy

The Board of Directors has adopted a Related Person Transaction Policy (the “Policy”) that addresses the reporting, review and approval or ratification of transactions with related persons. The Company recognizes that related person transactions can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than the Company’s best interests. Accordingly, as a general matter, the Company seeks to avoid such transactions. However, the Company recognizes that in some circumstances transactions between related persons and the Company may be incidental to the normal course of business or provide an opportunity that it is in the best interests of the Company to pursue or that is not inconsistent with the best interests of the Company and where it is not efficient to pursue an alternative transaction. The Policy therefore is not designed to prohibit related person transactions; rather, it is to provide for timely internal reporting of such transactions and appropriate review, oversight and public disclosure of them. The Policy supplements the provisions of the Company’s Standards of Business Conduct concerning potential conflict of interest situations.

The Policy applies to each director or executive officer of the Company; any nominee for election as a director of the Company; any security holder who is known to the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities; and any immediate family member of any of the foregoing persons.

A person who served as a director or executive officer of the Company, or was a nominee for election as a director or a more than five percent beneficial owner of any class of the Company’s voting securities, at any time during a fiscal year is subject to the Policy, even if the person has ceased to have such status during the year.

Under the Policy, a charitable contribution or pledge to an organization that is considered a Related Person is considered a related person transaction, other than one made pursuant to an established policy for the Company to match contributions made by directors or executive officers. An amendment to an arrangement that is considered a related person transaction is, unless clearly incidental in nature, considered a separate related person transaction.

To assist the Company’s officers and employees in identifying related person transactions, the Company’s Legal Department maintains a listing of persons who are known to be five percent or greater beneficial owners of any class of voting security of the Company. Based on information available to it from questionnaires and other information provided annually by the Company’s directors and executive officers and from other available sources of information, the Company’s Legal Department also maintains a listing of (i) companies or other entities that employ a Related Person or are controlled by a Related Person, or in which a Related Person has an ownership or financial interest material to such Related Person, (ii) any relationships that a director, nominee or executive officer may have with a five percent or greater beneficial owner of any class of voting securities of the Company and (iii) the members of the immediate family of a Related Person who might reasonably be expected to enter into a related person transaction with the Company.

The Policy provides for the Audit Committee to review all related person transactions and approve such transactions in advance of any such transaction being given effect.

In connection with approving or ratifying a related person transaction, the Audit Committee considers, in light of the relevant facts and circumstances, whether or not the transaction is in, or not inconsistent with, the best interests of the Company, including consideration of the following factors to the extent pertinent:

•	the position within or relationship of the Related Person with the Company;

•	the materiality of the transaction to the Related Person and the Company, including the dollar value of the transaction, without regard to profit or loss;

•	the business purpose for and reasonableness of the transaction, taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not Related Persons;

•	whether the transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

•

the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

Related Person Transaction

A sibling of Bryan Birch (Group President, Employer Accounts) is an employee of Novartis AG. Pursuant to certain pharmaceutical rebate agreements, the Company obtained rebates in the amount of approximately $150 million for pharmaceutical purchases from Novartis AG during the 2006 Fiscal Year. Mr. Birch’s sibling is responsible for PBM rebate contracting at Novartis AG and may have a direct or indirect material interest in such transactions. In the opinion of management, the terms of the Company’s agreements with Novartis AG are customary, fair, reasonable and as favorable to the Company as those generally obtained from other third party pharmaceutical manufacturers.

STATEMENT ON CORPORATE GOVERNANCE

The Company strives to maintain the highest standards of corporate governance and ethical conduct. Maintaining full compliance with the laws, rules and regulations that govern our business, and reporting results with accuracy and transparency, are critical to those efforts. The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. The Company also reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and the NYSE. The Company implements other corporate governance practices that it believes are in the best interests of the Company and its shareholders. The Company’s corporate governance guidelines, Standards of Business Conduct, Code of Conduct and the charters for the Audit, Compensation and Corporate Governance and Nominating Committees, are available on the Company’s website at www.medco.com/investor. Shareholders may also obtain copies of these documents by sending a written request to Medco Health Solutions, Inc., 100 Parsons Pond Drive, E1-7, Franklin Lakes, New Jersey 07417, Attention: Investor Relations.

Directors and Committees of the Board

The Company values the experiences directors bring from other boards on which they serve, but recognizes that those boards may also present demands on a director’s time and availability and may present conflicts or legal issues. Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Company’s board. Directors are encouraged to obtain the consent of the Chairman of the Corporate Governance and Nominating Committee and the Company’s Chief Executive Officer before accepting membership on other public company boards.

Each member of the Audit, Compensation and Corporate Governance and Nominating Committees is “independent” within the meaning of the rules of the SEC and NYSE. The charter of each committee is in conformance with the applicable NYSE standards, and each committee periodically reviews its charter, as regulatory developments and business circumstances warrant. Each of the committees from time to time considers revisions to their respective charters to reflect evolving best practices.

The Board has an independent director designated as the Lead Director. The general authority and responsibilities of the Lead Director include presiding at all meetings of the Board when the Chairman is not present; serving as a liaison between the Chairman and the independent directors; approving the information, agenda and meeting schedules sent to the Board; calling meetings of the independent directors; and being available for consultation and communication with shareholders. Michael Goldstein is currently the Company’s Lead Director.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled executive sessions for the independent directors to meet without management present, and the Board’s Lead Director leads those sessions. Board members have access to all of the Company’s employees outside of Board meetings.

It is the Company’s policy to encourage directors to participate from time to time in appropriate continuing education programs. Directors are reimbursed in full for all such director education activities.

Director Candidates

The Corporate Governance and Nominating Committee identifies, evaluates and recommends director candidates to the Board. The Corporate Governance and Nominating Committee seeks highly qualified candidates from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Candidates should have experience in positions with a high degree of responsibility and should be or have been leaders in the companies or institutions with which they are or were affiliated. Board members are selected based upon contributions they can make to the Board and management, and their ability to represent the interests of the Company’s shareholders, regardless of gender or race.

The Corporate Governance and Nominating Committee does not impose any specific minimum qualifications on Board nominees, but instead considers the following criteria:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	Ability and willingness to commit adequate time to Board and committee matters;

•

The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•	Diversity of viewpoints, background, experience and other demographics.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders. Any shareholder of the Company may recommend a director candidate for consideration by the Corporate Governance and Nominating Committee. A shareholder may make recommendations at any time, but recommendations for consideration as nominees at the annual meeting of shareholders must be received not less than 90 days or more than 120 days before the first anniversary of the date of the previous year’s annual meeting. The written notice must demonstrate that it is being submitted by a shareholder of the Company and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. A shareholder should direct such recommendations to the Corporate Governance and Nominating Committee at the address set forth above.

The Corporate Governance and Nominating Committee will evaluate shareholder recommended candidates in the same manner as other candidates. Upon receipt of a shareholder communication identifying a director candidate, the Committee will initially determine the need for additional or replacement Board members and evaluate the shareholder-proposed director candidate under the criteria described above based on the information it receives with the recommendation (or otherwise possesses), which may be supplemented by additional inquires. The Corporate Governance and Nominating Committee may engage third parties to assist in the search for director candidates or to assist in gathering information regarding a candidate’s background and experience.

Communications and Disclosure

The Company has adopted Standards of Business Conduct that include a Code of Conduct that requires all employees (including the Company’s senior financial officers) and all members of the Board of Directors to adhere to the Code of Conduct in discharging their work-related responsibilities. The Code of Conduct promotes, among other things, full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with authorities such as the Securities and Exchange Commission, and in all public communications that the Company makes. The Company’s Code of Conduct can be accessed under “Corporate Governance” in the “Investors” section of the Company’s web site at www.medco.com/investor.

The Company has also established a confidential ethics phone line to respond to employees’ questions and reports of ethical concerns. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received by the Company regarding accounting, internal controls or auditing matters, and to allow for the confidential, anonymous submission by the employees of concerns regarding accounting or auditing matters.

Shareholders and other interested parties may contact any of the Company’s directors, a committee of the Board, the Board’s non-employee directors as a group, or the Board as a whole by writing to them c/o Office of the Secretary, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417, or via the Internet by visiting www.medcoauditcommittee.com. Communications received in this manner will be handled in accordance with procedures implemented by the Company’s Compliance Department and approved by a majority of the Company’s independent directors. Communications are distributed to the Board, or to any individual Director or Directors, as appropriate under the facts and circumstances. Junk mail, advertisements, resumes, spam and surveys are not forwarded to the Board. Material that is threatening, unduly hostile or similarly inappropriate will also not be forwarded, although any non-employee director may request that any communications that have been excluded be made available.

The Company has established a Disclosure Committee comprised of senior managers who are actively involved in the disclosure process to coordinate and oversee the review procedures used each quarter, including at fiscal year-end, to prepare periodic reports filed with the SEC, earnings releases and other information that the Company discloses to the investment community. The Disclosure Committee is responsible for considering the materiality of information and making disclosure decisions on a timely basis. The Disclosure Committee evaluates the effectiveness of the Company’s disclosure controls and procedures on a regular basis.

OTHER MATTERS

Section 16 (a) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, the executive officers and persons who hold more than ten percent of the outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon a review of (i) the copies of Section 16(a) reports that Medco has received from such persons or entities for transactions in its Common Stock and their Common Stock holdings for the fiscal year ended December 30, 2006 and (ii) the representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for the fiscal year ended December 30, 2006, the Company believes that, except for two late reports, all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than ten percent of its Common Stock. Mr. Stevens filed two late reports in 2006, each reporting a single transaction initiated by a broker with discretion over a joint account Mr. Stevens maintains with his spouse.

Annual Report

A copy of the Company’s Annual Report to Shareholders for the 2006 Fiscal Year is being mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

Form 10-K

The Company filed its Annual Report on Form 10-K for the 2006 Fiscal Year with the Securities and Exchange Commission on February 22, 2007. Shareholders may obtain a copy of the Company’s 10-K (without exhibits or documents incorporated by reference) or the Annual Report to Shareholders, without charge, by visiting the Investor Relations section of the Company’s website at www.medco.com/investor, or by writing to Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417, Attention: Investor Relations.

By Order of the Board of Directors,

David S. Machlowitz

Senior Vice President, General Counsel and Secretary

Dated: April 16, 2007

Appendix A

PROPOSED AMENDMENT TO THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION

of

MEDCO HEALTH SOLUTIONS, INC.

Medco Health Solutions Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST, the name of the Corporation is Medco Health Solutions Inc.

SECOND, the amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD, the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended so that Article Seven shall read in its entirety as follows:

SEVENTH. The number of directors constituting the entire Board of Directors shall be not less than three (3), nor more than fifteen (15), as may be fixed from time to time by resolutions duly adopted by the Board of Directors.

Each director who is serving as a director as of the date of this Certificate of Amendment, or is hereafter elected a director, shall hold office until the expiration of the term for which he or she has been elected, and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. At the 2008 annual meeting of shareholders, the successors of the class of directors whose terms expire at that meeting shall be elected for a two-year term expiring at the 2010 annual meeting of shareholders. At the 2009 annual meeting of shareholders, the successors of the class of directors whose terms expire at that meeting shall be elected for a one-year term expiring at the 2010 annual meeting of shareholders. At the 2010 annual meeting of shareholders, and at each annual meeting of shareholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of shareholders. Continuing until after the annual meeting of shareholders in 2009, if the number of directors is changed, any increase or decrease shall be apportioned among Class I, Class II, and Class III so as to maintain the number of directors in each class as nearly equal as possible.

A director may be removed from office with cause, or in the case of any director elected for a one-year term without cause, but in each case only by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class.

Except as otherwise provided pursuant to the provisions of the Certificate of Incorporation of the Corporation (including any Preferred Stock Designation), newly created directorships resulting from any increase in the number of directors, and any vacancies on the Board of Directors (resulting from death, resignation, retirement, disqualification, removal, or other cause), shall be filled by the affirmative vote of a majority of the directors then in office. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the one-year term, or if applicable, the remainder of the full term of the class of directors, in which the new directorship was created or the vacancy occurred, and until such director’s successor shall have been duly elected and qualified, or until his or her death, resignation, retirement, disqualification, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

A-1

Appendix B

Medco Health Solutions, Inc.

2007 Employee Stock Purchase Plan

1. Purpose. The purpose of the 2007 Employee Stock Purchase Plan (the “Plan”) is to encourage certain employees of Medco Health Solutions, Inc. (“Medco”) and its subsidiaries to acquire common stock in the Company (“‘Stock”). It is believed that the Plan will serve the interests of the Company and its stockholders because it allows employees to have a greater personal financial interest in the Company through ownership of, or the right to acquire its Stock, which in turn will stimulate employees’ efforts on the Company’s behalf, and maintain and strengthen their desire to remain with the Company. It is believed that the Plan will also assist in the recruitment of employees. Medco and the participating subsidiary companies are sometimes hereinafter called collectively the “Participating Companies.”

2. Definitions.

(a) “Authorization” shall mean the authorization for payroll deductions as described in Section 6 hereof.

(b) “Business day” shall mean any day other than Saturday, Sunday or a day designated by the Company from time to time as a Company holiday.

(c) “Committee” shall mean the Employee Benefits Committee of Medco Health Solutions, Inc. appointed by its Board of Directors.

(d) “Common Stock” or “Stock” shall mean the common stock of Medco Health Solutions, Inc., par value $0.01 per share.

(e) “Company” shall mean Medco Health Solutions, Inc. and its subsidiaries that have been designated as participating employers under this Plan.

(f) “Medco” shall mean Medco Health Solutions, Inc.

(g) “Plan” shall mean this Medco Health Solutions, Inc. 2007 Employee Stock Purchase Plan.

3. Eligibility. Participation under the Plan shall be open to all active employees of the Participating Companies except (a) employees who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, (b) employees who have not been continuously employed by the Participating Companies for at least six months and (c) employees whose customary employment by the Participating Companies is less than 20 hours per week. No right to purchase Stock shall accrue under the Plan in favor of any person who is not an eligible employee and no eligible employee shall acquire such right to purchase (i) if, immediately after, such eligible employee (or any other person whose stock would be attributed to such eligible employee pursuant to Section 424(d) of the Code) would own stock, and/or stock which the employee may purchase under outstanding options, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, or (ii) which would permit such employee’s rights to purchase stock under this Plan to accrue at a rate which exceeds $15,000 of fair market value of such Stock, determined at the time such right to purchase is granted for each calendar year in which such right to purchase Stock is outstanding at any time.

In addition, for any offering that is intended to qualify under Section 423 of the Code, all employees who have been employed by the Participating Companies for at least two (2) years, and who are customarily employed for more than five months per calendar year and for more than 20 hours per week, will be eligible to participate.

4. Effective Date of Plan. The Plan, if approved by shareholders, shall be effective as of July 1, 2007.

5. Purchase Period. Each purchase period shall consist of three fiscal months; provided, however, the first purchase period under the Plan shall commence on July 1, 2007. So long as the Plan remains in effect, a new three-month purchase period shall commence on the first day of the fiscal month after the end of the immediately preceding purchase period.

6. Basis of Participation. Each eligible employee shall be entitled to enroll in the Plan as of the first day of the fiscal quarter following the month in which such employee shall first become eligible to participate in the Plan. If such employee shall not enroll in the Plan as of such day, the employee shall be entitled to enroll in the Plan as of the first day of any subsequent three-month purchase period. To enroll in the Plan, an eligible employee shall contact the Plan Administrator and complete the enrollment procedures which include a payroll deduction authorization (the “Authorization”) which shall become effective on the first day of the three-month purchase period following the execution and delivery of such Authorization. Each Authorization shall direct that payroll deductions be made for each payroll period ending during the period while such employee is a participant in the Plan. The amount of each payroll deduction specified in an Authorization for each such payroll period shall be a whole percentage amount not to exceed 10% of a Participant’s gross weekly earnings (excluding overtime earnings and bonus payments but before withholding or other deductions) paid to the Participant by any of the Participating Companies. No participant may contribute more than $12,750 in any calendar year.

Payroll deductions shall be made for each participant in accordance with such participant’s Authorization until the participant’s participation in the Plan terminates, the Authorization is revised or the Plan terminates, all as hereinafter provided.

A participant may change the amount of payroll deductions as of the first day of any three-month purchase period. No other changes shall be permitted except that a participant may elect to terminate participation in the Plan or in a specific offering as hereinafter provided. All such permitted changes shall be effected by filing a new Authorization with the Plan Administrator.

7. Credits to Participants’ Accounts. Payroll deductions shall be credited to the purchase account of each participating employee. In addition, in each pay period during the purchase period each participant shall be credited with an additional amount (the “Matching Contribution”) equal to 17.65% of the payroll deduction taken for that period (i.e., 15% divided by 85%). This additional amount is included in the participant’s income per pay period. At the end of each three-month purchase period, the amount in each participant’s account will be applied to the purchase of the number of shares of Stock, including fractions to four decimal places, determined by dividing (i) such amount by (ii) the Purchase Price (as hereinafter defined) for such purchase period. No purchase will be made of less than one full share. No interest shall at any time accrue with respect to any amount credited to a purchase account of a participant. After the close of each purchase period, a report will be made to each participant stating the entries made to the participant’s purchase account, the number of shares purchased and the applicable Purchase Price.

8. Purchase Price. The purchase price (the “Purchase Price”) per share of Stock hereunder for any three-month purchase period shall be the fair market value of a share of Stock on the last day of such period. The net effect of the Matching Contribution is that the participant pays 85% of the Purchase Price and the Company pays 15% of the Purchase Price. The fair market value of a share of Stock on the last business day of a purchase period shall be deemed to be the closing price of the Stock on the New York Stock Exchange (“NYSE”) on such day, or if there shall be no such sale of the Stock on such day, then on the next preceding day on which there shall have been such a sale.

9. Issuance of Shares. The Stock that each participant has purchased will be deposited in a special purpose retail brokerage account maintained with the Plan Administrator or other designee for the participant.

10. Termination by Participants. A participant may at any time elect to terminate participation in an offering, except that no such termination shall be effective as to any purchase period unless such election is received by the Plan Administrator prior to the tenth day of the month in which the purchase period ends. A participant who is terminating participation in an offering may request a refund of the full amount credited to the participant’s purchase account, except that no such request shall be effective as to any purchase period unless received prior to the tenth day of the month in which the purchase period ends, without thereby terminating participation in the Plan. Upon any such timely request, the employer of such participant shall promptly refund the entire cash balance in the participant’s purchase account.

Subject to the provisions of paragraph 12 of the Plan, in the event any participant shall terminate employment with the Participating Companies for any reason, including death, or otherwise cease to be eligible to participate in the Plan, (a) the participant’s participation in the Plan shall immediately terminate, (b) the amount credited to the participant’s purchase account on the date of such termination shall be applied to the purchase of shares on the last day of the purchase period unless the participant (or his or her legal representative) requests in writing prior to the tenth day of the month in which the purchase period ends, that such amount be returned, and (c) unless otherwise determined by the Committee, shares of Stock purchased by such participant under the Plan shall be deposited in the participant’s brokerage account associated with the Plan or transferred to the Company’s transfer agent through direct registry for the benefit of the participant. Certificates may be issued for whole shares only at the request of a participant at the participant’s cost.

11. Termination or Amendment of the Plan. The Company, by action of the Board, may terminate the Plan at any time. Notice of termination shall be given to all participants, but failure to give such notice shall not impair the effectiveness of the termination.

The Plan will continue in effect for a term of ten (10) years. However, the Plan will terminate at an earlier time if the maximum number of shares of Stock to be sold under the Plan (as hereinafter provided in Section 15) has been purchased. If at any time the number of shares remaining available for purchase under the Plan is not sufficient to satisfy all then outstanding purchase rights, the Committee may determine an equitable basis of apportioning available shares among all participants.

The Board may amend the Plan from time to time in any respect in order to meet changes in legal requirements or for any other reason; provided, however, that no such amendment shall materially adversely affect any purchase rights outstanding under the Plan during the three-month purchase period in which such amendment is to be effected.

Upon termination of the Plan, the respective amounts to the credit of the participants in their purchase accounts shall be returned to them. Unless otherwise determined by the Committee, shares of Stock purchased by a participant under the Plan and held for their benefit, if any, shall be transferred to the Company’s transfer agent through direct registry for the benefit of the participant. Certificates may be issued for whole shares only at the request of a participant at the participant’s cost.

12. Non-Transferability. Rights acquired under the Plan are not transferable other than by will or the laws of descent and distribution and, during a participant’s lifetime, may be exercised only by a participant.

13. Stockholder’s Rights. No eligible employee or participant shall by reason of the Plan have any rights of a stockholder of the Company until and to the extent such employee or participant shall acquire shares of Stock as herein provided. Each participant will be responsible for the fees associated with the sale of any shares of Stock acquired under the Plan by the participant, including fractional shares. Participation in the Plan shall not be construed as a right of employment, or an employment contract, with any of the Participating Companies.

14. Administration of the Plan. The Plan shall be administered by the Committee. The decision of a majority in number of the members of the Committee in office at the time shall be deemed to be the decision of the Committee.

The Committee, from time to time, may approve the form of any documents or writings provided for in the Plan; may adopt, amend and rescind rules and regulations not inconsistent with the Plan for carrying out the Plan; and may construe the terms of the Plan. The Committee may delegate the responsibility for maintaining all or a portion of the records pertaining to participants’ accounts to persons not affiliated with the Participating Companies. Except as provided herein with respect to the cost of certificating and selling shares of Stock, all expenses of administering the Plan shall be paid by the Participating Companies.

15. Maximum Number of Shares; Compliance with Laws. The maximum number of shares of Stock that may be purchased under the Plan is 3,000,000 plus the number of shares remaining available for purchase under the 2003 Employee Stock Purchase Plan as of June 30, 2007, subject, however, to adjustment as hereinafter set forth. Stock sold hereunder may be treasury shares, authorized and unissued shares or a combination thereof. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, spin off, split off, split up or other event identified by the Committee, the Committee shall make such adjustments, if any, as it may deem appropriate in the type, class or number of shares authorized for issuance under the Plan and/or the type or class of shares subject to outstanding purchase rights. Any such determination shall be final, binding and conclusive on all parties.

The Plan, and the Company’s obligation to sell and deliver shares of Stock hereunder, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such filings or approval by any regulatory or governmental agency as may, in the opinion of the Company, be required.

16. Miscellaneous. Except as otherwise expressly provided herein, any Authorization, election, notice or document under the Plan from an eligible employee or participant shall be delivered to his employer corporation or to such other person as the Committee may so determine and, subject to any limitations specified in the Plan, shall be effective when so delivered.

MEDCO HEALTH SOLUTIONS, INC.

100 PARSONS POND DRIVE

INVESTOR RELATIONS/E1-7

FRANKLIN LAKES, NJ 07417

YOUR VOTE IS IMPORTANT

VOTE BY INTERNET/TELEPHONE

24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 23, 2007. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Medco Health Solutions, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 23, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Medco Health Solutions, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MEDCO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MEDCO HEALTH SOLUTIONS, INC.
The Board of Directors recommends a vote FOR the director nominees and the proposals listed below.

Proposal 1			For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
To elect two Class I directors to serve until the 2010 Annual Meeting or until their respective successors are duly elected and qualified.

Nominees:	01)	Howard W. Barker, Jr.

	02)	David B. Snow, Jr.	☐	☐	☐

	For	Against	Abstain

Proposal 2 To amend the Company’s Second Amended and Restated Certificate of Incorporation to provide for the phase-in of the annual election of directors.	☐	☐	☐

Proposal 3 To approve the 2007 Employee Stock Purchase Plan.	☐	☐	☐

Proposal 4 To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 29, 2007.	☐	☐	☐

The Proxies are authorized to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name or names appear(s) on this Proxy Card. When signing as attorney, executor, officer, administrator, trustee, custodian or guardian, please indicate full title. If there is more than one named shareholder, all should sign unless evidence of authority to sign on behalf of others is attached.

For address changes and/or comments, please check this box and write them on the back where indicated:			☐
	Yes	No

Please indicate if you plan to attend the annual meeting:	☐	☐

Unless voting by telephone or the Internet, please mark, sign, date and return the proxy card promptly using the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners, if applicable)	Date

ADMISSION TICKET
Annual Meeting of Shareholders Thursday, May 24, 2007, 10:00 a.m. Woodcliff Lake Hilton 200 Tice Boulevard Woodcliff Lake, New Jersey 07677

HILTON WOODCLIFF LAKE is reached via the Garden State Parkway, Exit 171 from the northbound lanes. From Exit ramp, turn left onto Glen Road. Turn right onto Chestnut Ridge Road and travel  1/2 mile. Take 2nd left onto Tice Blvd. The hotel is 500 yards on your left. Use The Amphitheater Entrance.

FROM NEW JERSEY & SOUTH: Take Garden State Parkway North to Exit 171 and follow directions above.

FROM NEW JERSEY & NORTH, ROUTE 287: Take Route 287 North to Route 17 South (Mahwah). Follow Route 17 South to Woodcliff Lake - Saddle River exit (approx. 6 miles) onto East Allendale Avenue and follow to the end. Turn left onto Chestnut Ridge Road and follow to light at Tice’s Corner. Turn left and go to end. Turn left onto Tice Blvd. The hotel is 200 yards on left.

FROM NEWARK AIRPORT: Take Route 78 West to Garden State Parkway North. Follow directions for leaving Parkway at Exit 171.

FROM NEW YORK CITY: Take George Washington Bridge to New Jersey. Follow Route 80 to Saddle Brook Exit and onto Garden State Parkway North. Follow directions for leaving Parkway at Exit 171.

FROM LA GUARDIA AIRPORT: Take Grand Central Parkway to Tri-Borough Bridge to Major Deegan Expressway to Interstate 95 West and over George Washington Bridge. Follow directions from New York City.

FROM KENNEDY AIRPORT: Leave airport via Van Wyck Expressway to Grand Central Parkway. Follow directions from LaGuardia Airport.

FROM UPSTATE NEW YORK: Leave New York State Thruway at Exit 14A onto Garden State Pkwy Extension. Take first Exit - School House Road. From Exit ramp turn left onto School House Road, turn right at light onto Summit Avenue. Turn left onto Chestnut Ridge Road. Travel 1 1/2 miles and take right onto Tice Blvd. The hotel is 500 yards on left.

FROM NEW ENGLAND AND WESTCHESTER AREA: Via Connecticut Turnpike (I-95) or Westchester Expressway (I-287), cross the Hudson River via the Tappan Zee Bridge. Proceed along N.Y. State Thruway to Exit 14A. Follow directions from Upstate N.Y.

This ticket, along with a form of personal identification, will admit the named Shareholder(s). Cameras, tape recorders and other video recording equipment are not permitted in the meeting.

This Proxy is Solicited on Behalf of the Board of Directors of

Medco Health Solutions, Inc.

    The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held May 24, 2007 and the Proxy Statement and appoints David B. Snow, Jr., and David S. Machlowitz, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Medco Health Solutions, Inc. (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of the Company to be held at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677 on Thursday, May 24, 2007 at 10:00 a.m. (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The Proxies are authorized in their discretion to vote upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made (including not withholding authority to vote for any nominee), this Proxy will be voted in accordance with the recommendations of the Board of Directors.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued on the reverse side.